Exhibit 10.1

Execution Version

EQUITY PURCHASE AGREEMENT
by and between
MAGELLAN OLP, L.P.,
a Delaware limited partnership,
as Seller,
and
BUCKEYE PARTNERS, L.P.,
a Delaware limited partnership,
as Buyer
Execution Date:
June 9, 2021

TABLE OF CONTENTS
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APPENDICES
Appendix A    Defined Terms

EXHIBITS
Exhibit A    Working Capital Calculation Terms and Conditions
Exhibit B    Form of Buyer Closing Certificate
Exhibit C    Form of Seller Closing Certificate
Exhibit D    Form of Subject Interests Assignment Agreement
Exhibit E    Form of Transition Services Agreement
Exhibit F-1    Form of Certificate of Division of MTH
Exhibit F-2    Form of Plan of Division of MTH
Exhibit F-3    Form of Certificate of Division of MNGL
Exhibit F-4    Form of Plan of Division of MNGL

SCHEDULES
Schedule A    Sample Balance Sheet
Schedule 1.1A    Description of the Terminals
Schedule 1.1B    Permitted Encumbrances
Schedule 1.1C    Title Insurance Documents
Schedule 6.1    Conduct of Business
Schedule 6.8    Reorganization Transactions
Schedule 6.9(f)    O&M Fee
Schedule 6.10    Employee and Benefit Matters
Schedule 6.11    Waste Inventory
Schedule 11.8    Transaction Signing Press Release

SELLER DISCLOSURE SCHEDULE SECTIONS
Section 4.3    Third-Party Consents
Section 4.5    Taxes
Section 4.6(a)    Material Contracts
Section 4.6(b)    Material Contract Matters
Section 4.8(c)    Information regarding Business Employees
Section 4.8(e)    Employment Complaints
Section 4.9(a)    Financial Statements
Section 4.9(b)    Exceptions to GAAP with respect to Financial Statements
Section 4.10    Environmental Matters
Section 4.11    Litigation
Section 4.12    Compliance with Laws
Section 4.13(a)    Owned Real Property
Section 4.13(b)    Leased Real Property
Section 4.13(c)    Right of Way Interests
Section 4.15    Affiliate Transactions
Section 4.16(a)    Business Employee Plans
Section 4.16(e)    Multi-Employer Plans
Section 4.16(f)    Exceptions to Certain Plan Representations
Section 4.17    Indebtedness; Transaction Expenses
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EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this “Agreement”), dated as of June 9, 2021 (the “Execution Date”), is by and between Buckeye Partners, L.P., a Delaware limited partnership (“Buyer”) and Magellan OLP, L.P., a Delaware limited partnership (“Seller”). Buyer and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
WHEREAS, Seller owns (a) a 99.999% limited partner interest in Magellan Terminals Holdings, L.P., a Delaware limited partnership (“MTH”), and (b) all of the issued and outstanding Equity Interests in Magellan NGL, LLC, a Delaware limited liability company (“MNGL”), which in turn owns a 0.001% general partner interest in MTH;
WHEREAS, MTH owns the petroleum products terminals and related assets described in Section 1.1A of the Seller Disclosure Schedule (collectively, the “Terminals”);
WHEREAS, MTH also owns, in addition to the Terminals, various other assets that are not intended to and will not be transferred to Buyer;
WHEREAS, MNGL also owns, in addition to the general partner interest in MTH, certain other general partner interests (in limited partnerships other than MTH) that are not intended to and will not be transferred to Buyer;
WHEREAS, immediately prior to Closing, Seller intends to (and to cause MNGL, MTH and Seller’s other Affiliates, as applicable, to) consummate the Reorganization Transactions such that at Closing (a) Seller will own a 99.999% limited partner interest (the “Limited Partner Interest”) in a newly formed Delaware limited partnership (the “New Partnership”) that will hold the Terminals and certain liabilities relating thereto, (b) Seller will own all of the issued and outstanding Equity Interests in a newly formed Delaware limited liability company (the “New General Partner”) that in turn will own a 0.001% general partnership interest in the New Partnership (the “General Partner Interest” and, together with the Limited Partner Interest, the “Partnership Interests”), (c) MTH will continue to hold all other assets and liabilities of MTH that are unrelated to the Terminals and that are not intended to and will not be transferred to Buyer, and (d) MNGL will continue to hold all other assets and liabilities of MNGL that are unrelated to the New Partnership and the Terminals and that are not intended to and will not be transferred to Buyer; and
WHEREAS, subject to the terms and conditions described in this Agreement (including the consummation of the Reorganization Transactions immediately prior to Closing), Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, (a) the Limited Partner Interest and (b) all of the issued and outstanding Equity Interests in the New General Partner (the “Membership Interests” and, together with the Limited Partner Interest, the “Subject Interests”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and based upon the mutual covenants and agreements herein contained, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms as set forth in Appendix A attached to this Agreement.

1.2    References and Construction. In this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section” or “subsection” shall be to an Article, Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter genders, and the singular and the plural, (d) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day, (f) unless expressly provided to the contrary, the word “or” is not exclusive, (g) all references herein to “$” or “dollars” shall refer to United States Dollars, and (h) the words “Seller has made available to Buyer”, “Seller has provided to Buyer”, “Seller has disclosed to Buyer” or words of similar import shall include and be deemed satisfied by Seller by making documents or other information available in the electronic data room to which Buyer had access prior to the execution of this Agreement. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.
ARTICLE II
THE TRANSACTION
2.1    The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Subject Interests.
2.2    Consideration.
(a)    The aggregate consideration to be paid by Buyer for the Subject Interests shall be $435,000,000 (the “Purchase Price”), which shall be payable in accordance with this Section 2.2, subject to adjustment pursuant to Section 2.3. The “Adjusted Purchase Price” shall be the Purchase Price, plus (i) the Working Capital Surplus, if any, minus (ii) the Working Capital Deficit, if any. The Adjusted Purchase Price shall be payable in the manner described in Section 2.2(b), Section 2.2(c) and Section 2.3.
(b)    Contemporaneously with the execution and delivery of this Agreement by the Parties, Buyer shall pay to Seller or its designee for deposit an amount in cash equal to 5% of the Purchase Price prior to any adjustment pursuant to Section 2.3 (such amount together with all interest earned thereon, the “Deposit”) by wire transfer of immediately available funds in order to assure Buyer’s performance of its obligations hereunder. The Deposit shall be held by Seller or its designee pursuant to this Agreement and shall be applied as a credit against the payment due at the Closing in accordance with Section 2.2(c). If this Agreement is terminated without a Closing, then the distribution of the Deposit shall be governed by the provisions of Section 9.4.
(c)    At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer in the Estimated Closing Statement, an amount in cash equal to the net amount of (A) the Adjusted Purchase Price (as determined in the Estimated Closing Statement) determined pursuant to Section 2.3(a) minus (B) the Deposit.
2.3    Adjustments.

(a)    Preparation of Estimated Closing Statement. Seller shall prepare in good faith and deliver to Buyer, at least four Business Days prior to the Closing Date, a statement (the “Estimated Closing Statement”) setting forth a detailed determination by Seller of the estimated Adjusted Purchase Price and wiring instructions designating the account(s) to which the payment required by

Section 2.2(c) is to be paid by Buyer. If Buyer has any questions or disagreements regarding the Estimated Closing Statement, Buyer shall deliver written notice of any such questions or disagreements to Seller within two Business Days after Seller’s delivery of the Estimated Closing Statement, and in such case Seller and Buyer shall in good faith attempt to resolve any disagreements. If Buyer and Seller agree on changes to the Adjusted Purchase Price based on such discussions, then the Adjusted Purchase Price shall, for purposes of Section 2.2(c), be based on such changes. If Buyer and Seller do not agree on changes to the Adjusted Purchase Price, then the Adjusted Purchase Price shall, for purposes of Section 2.2(c), be based on the amounts set forth in the Estimated Closing Statement delivered by Seller. In either such case, appropriate adjustments to the Adjusted Purchase Price shall be made after the Closing pursuant to Section 2.3(b), Section 2.3(c) and Section 2.3(d), if applicable.
(b)    Preparation of Closing Statement. As soon as reasonably practicable after the Closing Date (and, in any event, within 90 days after the Closing Date), Buyer shall prepare and deliver to Seller, a closing statement (the “Proposed Closing Statement”), setting forth the proposed final calculation of Net Working Capital and the resulting Adjusted Purchase Price.
(c)    Examination of Proposed Closing Statement. Seller shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and Buyer’s calculations. If Seller fails to give Buyer written notice of any disputed amounts within 30 days after Buyer delivers the Proposed Closing Statement (the “Review Period”), then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof. If Seller gives Buyer written notice of any disputed items within the Review Period, Buyer and Seller shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement. If Buyer and Seller fail to resolve any disputed amounts within 15 days after the end of the Review Period, Buyer and Seller will engage the Audit Firm to resolve any such disputed matters in accordance with the terms of this Agreement, and, in connection with such engagement, Buyer and Seller shall execute, and shall cause their respective Affiliates, as appropriate, to execute, any engagement, indemnity or other agreements as the Audit Firm may require as a condition to such engagement, and each Party shall promptly submit to the Audit Firm a written document of twenty pages or less summarizing its position with respect to all disputed matters. The Audit Firm’s engagement shall be limited to the resolution of disputed amounts set forth in the Proposed Closing Statement that have been identified by Seller and that are set forth in the submissions of the Parties, and no other matter relating to the Final Closing Statement shall be subject to determination by the Audit Firm except to the extent affected by resolution of the disputed amounts or expressly mentioned below. The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. If possible, the decision of the Audit Firm shall be made within 30 days after being engaged, or as soon as possible thereafter. The Audit Firm shall render a decision choosing either Seller’s position or Buyer’s position with respect to all disputed matters based on the materials described above. In addition, solely for purposes of Section 2.3(f), the Audit Firm shall also render a decision of which Party’s written submission, on the whole, more accurately reflects the final decision(s) of the Audit Firm. The decision of the Audit Firm shall be final and binding on the Parties. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of the Audit Firm (the final form of the Proposed Closing Statement, including any revisions that are made thereto pursuant to this Section 2.3(c), is referred to herein as the “Final Closing Statement”).
(d)    Adjustments.

(i)    If the Adjusted Purchase Price as reflected on the Final Closing Statement is less than the estimated Adjusted Purchase Price set forth in the Estimated Closing Statement, then Seller shall promptly (but no later than five Business Days after the determination of the Final Closing Statement) tender payment to Buyer, by wire transfer of immediately available funds, of such deficit.
(ii)    If the Adjusted Purchase Price as reflected on the Final Closing Statement is greater than the estimated Adjusted Purchase Price set forth in the Estimated Closing Statement, then Buyer shall promptly (but no later than five Business Days after the determination of the Final Closing Statement) tender payment to Seller, by wire transfer of immediately available funds, of such excess.
(e)    No Duplicative Effect. The provisions of this Section 2.3 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of Net Working Capital, the Adjusted Purchase Price, any component of any of the foregoing or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet, Exhibit A, or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet, Exhibit A, or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet, Exhibit A, or the definitions contained in this Agreement as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall otherwise control.
(f)    Fees and Expenses of the Audit Firm. If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.3(c), the fees and expenses of the Audit Firm (the “Audit Fees”) will be borne by the Party whose written submission pursuant to Section 2.3(c) did not more accurately reflect the final decision(s) of the Audit Firm, as determined by the Audit Firm as set forth in Section 2.3(c). Seller or Buyer, as applicable, shall promptly, and in any event within five Business Days after the final determination of the Final Closing Statement, pay to the Audit Firm the amount of Audit Fees payable by Seller or Buyer, as applicable, pursuant to the preceding sentence.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
As of the Execution Date and the Closing (other than representations and warranties made as of a specified date, including all representations and warranties pertaining to the Subject Interests, which are each made solely as of Closing), Seller hereby represents and warrants (subject to any disclosures in the Seller Disclosure Schedule, as may be amended hereunder) to Buyer as follows:
3.1    Organization, Good Standing and Authority of Seller.
(a)    Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b)    Seller has the full right, power and authority to enter into, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party and to transfer, convey and sell to Buyer at the Closing the Subject Interests. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party have been duly authorized by all requisite partnership action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been or will be duly executed and delivered by Seller, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or will, if not yet executed, at the Closing, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
3.2    Title to the Subject Interests. Seller has record and beneficial ownership of, and good and valid title to the MTH and MNGL Interests and to the Subject Interests, in each case free and clear of any and all Liens, except (a) for Permitted Subject Interests Encumbrances and (b) as provided in the Organizational Documents of MTH, MNGL, the Partnership or General Partner.
3.3    No Conflicts. Assuming all applicable consents, approvals, authorizations or permits, and filings or notifications are duly and timely obtained or made, neither the execution and delivery by Seller of this Agreement, any other Transaction Documents to which Seller is a party, nor the performance by Seller of its obligations hereunder or thereunder will (a) conflict with the Organizational Documents of Seller, or (b) materially violate or breach the terms of, cause a material default (with or without notice or lapse of time or both), or give rise to a right of termination or cancellation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Subject Interests Encumbrances) on any of the MTH and MNGL Interests or the Subject Interests under, (i) any Material Contract or (ii) any Law applicable to Seller.
3.4    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Seller, General Partner, the Partnership or any of their respective Affiliates, in each case, for which Buyer or any of its Affiliates (including the Partnership or General Partner) would have any liability following the Closing.
3.5    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or, to Seller’s Knowledge, threatened in writing against, Seller.
3.6    Tax Matters. Seller (or, if Seller is a disregarded entity, Seller’s regarded owner) is not a “foreign person” within the meaning of Code Section 1445.
3.7    Litigation. There are no Proceedings served on Seller or any of its Affiliates, and neither Seller nor any of its Affiliates have received written notice of any threatened Proceeding against or affecting Seller or its Affiliates, in each case that would be reasonably likely to materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PARTNERSHIP, GENERAL PARTNER OR THE TERMINALS
As of the Execution Date and the Closing (other than representations and warranties made as of a specified date, including all representations and warranties pertaining to the Subject Interests, General Partner Interest, Partnership Interests and Membership Interests, which are each made solely as of Closing), Seller hereby represents and warrants (subject to any disclosures in the Seller Disclosure Schedule, as may be amended hereunder) to Buyer as follows:
4.1    Organization, Good Standing and Authority; Capitalization.
(a)    The Partnership is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite partnership power and authority to carry on its business as now being conducted.
(b)    General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted.
(c)    The Partnership Interests constitute all of the issued and outstanding Equity Interests in the Partnership, and such have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. General Partner has record and beneficial ownership of, and good and valid title to the General Partner Interest. Other than the Partnership Interests, there are no outstanding (a) securities of the Partnership that are convertible into or exchangeable for partner interests or voting securities of the Partnership, (b) options or other rights to acquire from the Partnership, or other obligations of the Partnership to issue, any partner interests, voting securities or securities convertible into or exchangeable for partner interests or voting securities of the Partnership and (c) obligations of the Partnership to repurchase, redeem or otherwise acquire any securities of the Partnership.
(d)    The Membership Interests constitute all of the issued and outstanding Equity Interests in General Partner, and such have been duly authorized and validly issued and not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Other than the Membership Interests, there are no outstanding (a) securities of General Partner that are convertible into or exchangeable for partner interests or voting securities of General Partner, (b) options or other rights to acquire from General Partner, or other obligations of General Partner to issue, any partner interests, voting securities or securities convertible into or exchangeable for partner interests or voting securities of General Partner and (c) obligations of General Partner to repurchase, redeem or otherwise acquire any securities of General Partner.
(e)    The Partnership does not own, directly or indirectly, any Equity Interest in any other Person. As of Closing, subject to consummation of the Reorganization Transactions, General Partner will not own, directly or indirectly, any Equity Interest in any other Person (other than the General Partner Interest).
(f)    Seller has made available to Buyer true and complete copies of the Organizational Documents of the Partnership and General Partner.

4.2    No Conflicts. Assuming all applicable consents, approvals, authorizations or permits, and filings or notifications are duly and timely obtained or made, including those set forth in Section 4.3 below, and subject to consummation of the Reorganization Transactions, neither the execution and delivery by the Partnership or General Partner of any Transaction Document to which the Partnership or General Partner is a party, nor the performance by the Partnership or General Partner of its obligations thereunder will (a) conflict with the Organizational Documents of the Partnership or General Partner, or (b) materially violate or breach the terms of, cause a material default (with or without notice or lapse of time or both), or give rise to a right of termination or cancellation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Subject Interests Encumbrances) on any of the MTH and MNGL Interests or the Subject Interests under, (i) any Material Contract or (ii) any Law applicable to the Partnership or General Partner.
4.3    Consents. Except for (a) PostClosing Notifications, (b) any Third-Party Consent set forth in Section 4.3 of the Seller Disclosure Schedule, (c) such filings, authorizations or approvals as may be required under the HSR Act or any other Competition Laws, (d) such filings, authorizations or approvals as may be required by CFIUS, (e) the filing of the Reorganization Documents with the Delaware Secretary of State, and (f) consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the absence or unavailability of which are not material to the Partnership or the Business, no Third-Party Consent is necessary for the consummation by Seller of the transactions contemplated under this Agreement and the other Transaction Documents.
4.4    Tangible Personal Property. The Partnership and the General Partner have good and valid title to, or a valid leasehold interest in, all of their respective material tangible personal property used in connection with the Business, free and clear of all Liens other than Permitted Encumbrances.
4.5    Taxes. Except as set forth in Section 4.5 of the Seller Disclosure Schedule:
(a)    all Tax Returns required to be filed by General Partner or the Partnership with respect to the Business have been timely filed, and all such Tax Returns are accurate and complete in all material respects. All Taxes owed with respect to the Business by General Partner or the Partnership that are due have been paid in full;
(b)    there are no Liens (other than Permitted Encumbrances) on material tangible personal property and assets related to the Business owned by the Partnership or General Partner that arose in connection with any failure to pay any Tax;
(c)    there are no Tax Audits currently ongoing, pending and served on General Partner, the Partnership or the Seller insofar as it applies to the Business, and, none of Seller, General Partner or the Partnership has received written notice of any Tax Audit threatened against General Partner, the Partnership, or the Seller insofar as it applies to the Business;
(d)    the Partnership and General Partner (together with any predecessor entities) is, and has been since the date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and has not made any election with any Governmental Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes;
(e)    none of the property of the New Partnership or New General Partner is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(f)    no closing agreements, rulings, or technical advice memoranda or similar agreements or rulings with respect to Taxes of or related to the Business have been entered into or issued by any Tax Authority to General Partner or the Partnership, other than those already provided to the Buyer (if any);
(g)    (i) neither the General Partner nor the Partnership is currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business, and (ii) none of Seller, General Partner or the Partnership has received a written claim from a Governmental Authority in a jurisdiction where General Partner or the Partnership does not file Tax Returns with respect to the Business that General Partner or the Partnership is or may be subject to Tax with respect to the Business by that jurisdiction;
(h)    General Partner and the Partnership have each withheld and timely paid over to the proper Governmental Authority all Taxes required to have been withheld and paid over by Seller, General Partner or the Partnership with respect to the Business, and General Partner and the Partnership have each complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, with respect to the Business;
(i)    neither the Partnership nor the General Partner is, nor has been at any time, a party to, bound by, or subject to any obligation under a Tax sharing, Tax indemnity or Tax allocation Contract or similar agreement with respect to the Business (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes);
(j)    neither the Partnership nor the General Partner (each, together with any predecessor entities): (i) has been a member of an affiliated group of corporations filing a combined, consolidated, or unitary Tax Return, (ii) owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity (excluding the General Partner’s interest in the Partnership), and (iii) has any Liability for the Taxes of any Person or other taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by assumption, by contract, by operation of Law or otherwise;
(k)    none of Seller, General Partner or the Partnership has consummated or participated in, and is not currently participating in, any transaction which was or is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law, in each case, as it relates to the Business; and
(l)    neither the New General Partner nor the New Partnership has outstanding a deferral pursuant to section 2302(a) of the CARES Act of any deposit or payment of Taxes in connection with any amounts paid or owing to any employee.
4.6    Material Contracts.
(a)    Section 4.6(a) of the Seller Disclosure Schedule contains a list of the following Contracts that (x) relate to the Business, (y) will be binding on the Partnership or General Partner from and after Closing, and (z) satisfy one or more of the following criteria (such scheduled Contracts, the “Material Contracts”):

(i)    Contracts that would reasonably be expected to result in payments to or from the Partnership or General Partner in excess of $2,000,000 during the 12 months after the Execution Date;
(ii)    Contracts that provide for aggregate annual payments of salary of $100,000 or more to any individual employee, independent contractor, or consultant;
(iii)    Contracts that (A) provide for any payments or benefits upon or as a result of a change in control, or (B) award any equity interest in the Partnership, General Partner or other related entity, other than equity awards made to Business Employees in the ordinary course of business;
(iv)    Contracts that materially restrict (or purport to materially restrict) the ability of the Partnership or General Partner from engaging in business in any geographic area or competing with any Person, in each case in a manner that is or would be materially adverse to the Partnership or General Partner with respect to the Business;
(v)    Contracts relating to the acquisition or disposition with respect to the Business of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the three-year period ending on the Execution Date;
(vi)    Contracts for the sale of any asset or the grant of any preferential rights to purchase any asset for an amount in excess of $500,000, in each case other than inventory sales or otherwise entered into in the ordinary course of business consistent with past practice;
(vii)    collective bargaining agreements; and
(viii)    Contracts committing the Partnership or General Partner to enter into any written contract or agreement of the type described in subsections (i) through (vii) above.
(b)    Seller has made available to Buyer true and complete copies of each of the Material Contracts. Each Material Contract to which the Partnership or General Partner is a party is in full force and effect with respect to the Partnership or General Partner, as applicable, and, to Seller’s Knowledge, each other party thereto, and is the legal, valid and binding obligation of the Partnership or General Partner, as applicable, enforceable against the Partnership or General Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general defenses and principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Except as set forth in Section 4.6(b) of the Seller Disclosure Schedule, (i) none of Seller, General Partner or the Partnership is in material breach of the terms or provisions of any Material Contract and (ii) to Seller’s Knowledge, no other party to any Material Contract is in material breach of the terms or provisions of such Material Contract. To Seller’s Knowledge, no event has occurred which (with notice or lapse of time, or both) would constitute a material default or material event of default by Seller, General Partner or the Partnership, under the terms of any Material Contract.
4.7    Preferential Rights. No Person has a preferential right to purchase the MTH and MNGL Interests or the Subject Interests as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

4.8    Employment and Labor Matters.
(a)    Neither the Partnership nor the General Partner has any employees.
(b)    Neither Employer nor any of its Affiliates are parties to any labor union or collective bargaining Contract in respect of any Business Employees.
(c)    Section 4.8(c) of the Seller Disclosure Schedule lists, for each Business Employee, as of the Execution Date, such person’s title, location, date of hire or engagement, benefits seniority date, compensation (including base salary or hourly rate, bonus or incentive compensation arrangements and last bonus paid), paid time off accruals, and exempt or non-exempt classification. To Seller’s Knowledge, all Business Employees who are performing services for Employer in the United States are legally permitted to work in the United States.
(d)    There are not currently, and have not been since January 1, 2018, any strikes, slowdowns, picketing, work stoppages, or other similar labor actions pending or, to Seller’s Knowledge, threatened in writing against Employer by any Business Employees.
(e)    Except as set forth in Section 4.8(e) of the Seller Disclosure Schedule, there are not now, and have not been since January 1, 2018, any unfair labor practice charges, grievances, arbitrations, lawsuits, administrative complaints, harassment complaints, proceedings alleging violations of any law relating to employment, or any other complaints pending or, to Seller’s Knowledge, threatened in writing against Employer with respect to the Business Employees.
(f)    In the three years before the Execution Date, Employer has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Business.
4.9    Financial Statements; Absence of Undisclosed Liabilities.
(a)    Section 4.9(a) of the Seller Disclosure Schedule sets forth (i) a pro forma balance sheet (the “Balance Sheet”) and related pro forma income statement and statement of cash flows of MTH, to the extent relating to the Business, as of and for the year ending December 31, 2020, and (ii) a pro forma balance sheet (the “Interim Balance Sheet”) and related pro forma income statement and statement of cash flows of MTH, to the extent relating to the Business, as of and for the three-month period ending March 31, 2021 (collectively, the “Financial Statements”).
(b)    Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, to Seller’s Knowledge, (i) the Financial Statements have been prepared in accordance with GAAP and are consistent with the books and records of Seller, MNGL and MTH and (ii) the Balance Sheet and the Interim Balance Sheet fairly present in all material respects the financial position of MTH, to the extent relating to the Business, on a pro forma basis, as of December 31, 2020 and as of March 31, 2021, respectively, and each of the income statement and statement of cash flows included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of MTH, to the extent relating to the Business, on a pro forma basis, for the periods set forth therein, in each case, in accordance with GAAP.

(c)    There are no material Liabilities of the Partnership, to the extent relating to the Business, that would be required to be included in the Financial Statements under GAAP that are not reflected or reserved against in the Financial Statements, other than Liabilities (i) not required to be presented in unaudited interim financial statements prepared in conformity with GAAP, or (ii) that are Liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practices of Seller, MNGL or MTH in the operation of the Business.
(d)    Neither the Partnership nor General Partner has any bank accounts.
4.10    Environmental Matters. To Seller’s Knowledge, except as set forth in Section 4.10 of the Seller Disclosure Schedule:
(a)    None of the Partnership, Seller or General Partner, in each case, to the extent relating to the Business, (i) is subject to any pending Proceedings served on Seller, MTH, MNGL, New General Partner or New Partnership, or (ii) has received written notice of any threatened Proceeding against such Person, in each case, that would reasonably be expected to result in any material Liability with respect to any Environmental Law;
(b)    None of the Partnership, Seller or General Partner, in each case, to the extent relating to the Business, has entered into, or is subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority in existence as of the Execution Date based on any Environmental Laws that relate to the future use of any of the assets of the Partnership, to the extent relating to the Business, and that require any material remediation or material change in the present method of operation of any of the assets of the Partnership; and
(c)    There have not been any Releases of Hazardous Materials at any of the Terminals that would reasonably be expected to result in any material Liability for the Partnership with respect to any Environmental Law.
4.11    Litigation. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, or as would not reasonably be expected to result in any material Liability, (i) there are no pending Proceedings served on MTH, MNGL, or Seller, (ii) none of MTH, MNGL or Seller has received written notice of any threatened Proceeding, and (iii) to Seller’s Knowledge, there are no Claims by customers or other third parties, in each case above to the extent relating to the Business or the Terminals.
4.12    Compliance with Laws. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, the Partnership, Seller and General Partner, in each case, to the extent relating to the Business and the Terminals, are in compliance in all material respects with applicable Laws and none of MTH, Seller and MNGL has received written notice alleging any material violation of applicable Laws, in each case, to the extent relating to the Business. As of the Execution Date, MTH or its Affiliates possess all material Permits as are necessary to carry on the Business as currently conducted.
4.13    Real Estate.
(a)    Owned Real Property. The real property described on Section 4.13(a) of the Seller Disclosure Schedule (the “Owned Real Property”), constitutes all of the real property owned in fee by the Partnership used in connection with the Business. Section 4.13(a) of the Seller Disclosure Schedule includes the addresses, tax parcel numbers and brief legal descriptions of each parcel of Owned Real Property. The Partnership has good, marketable and valid title to the Owned Real Property, free and clear of all Liens other than Permitted Encumbrances and there are no outstanding options or rights of first refusal or first offer to purchase the Owned Real Property or any portion thereof or interest therein. The Partnership has not leased any portion of the Owned Real Property to any party, except as set forth in Section 4.13(a) of the Seller Disclosure Schedule.
(b)    Leased Real Property. Section 4.13(b) of the Seller Disclosure Schedule sets forth all real property that the Partnership leases or subleases as a tenant or subtenant in connection with the Business (the “Leased Real Property”), and a listing of all lease, or sublease agreements pertaining thereto, and all material amendments, modifications and supplements thereto (the “Real Property Leases”). The Partnership has provided the Buyer with true, correct and complete copies of all such Real Property Leases. Except as set forth on Section 4.13(b) of the Seller Disclosure Schedule, (i) the Partnership has a good and valid leasehold interest in and to the Leased Real Property, free and clear of Liens other than Permitted Encumbrances, (ii) each Real Property Lease is in full force and effect with respect to the Partnership and, to Seller’s Knowledge, each other party thereto, and is legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general defenses and principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity), and (iii) the Partnership is not in breach or default in any material respect under any Real Property Lease, and to Seller’s Knowledge, no counterparty to any Real Property Lease is in breach or default thereof in any material respect.
(c)    Right of Way Interests. Seller has provided the Buyer with true, correct and complete copies of all Right of Way Interests in Seller’s possession. Except as set forth on Section 4.13(c) of the Seller Disclosure Schedule, within the twelve (12) month period prior to the date of this Agreement, (i) neither Seller nor MTH has received any written notice or communication claiming that MTH does not possess Right of Way Interests that if true would have a materially adverse impact on the operation of any Terminal and (ii) MTH has not experienced any disruption to the operation of any Terminal that arose out of the failure of MTH to possess any Right of Way Interest.
(d)    Condemnation. To Seller’s Knowledge, there are no condemnation or eminent domain proceedings pending or threatened in writing relating to the Owned Real Property, Leased Real Property or Right of Way Interests, which has had or would reasonably be expected to result in a Material Adverse Effect.
4.14    Insurance. Insurance policies covering casualty and property damage of the type and in the amounts customarily carried by Persons conducting a business similar to the Business are in effect with respect to each Terminal. Such insurance policies have been issued by insurers with ratings that meet or exceed the A.M. Best rating of A-VII. Such insurance policies are in full force and effect as of the date hereof, and will remain in full force and effect until the Closing, but not thereafter. Such insurance policies provide coverage exceeding $50 million (and none of the Terminals is subject to a sublimit resulting in coverage of less than $50 million for such terminal), subject to customary deductible or retention amounts.
4.15    Affiliate Transactions. Except as set forth on Section 4.15 of the Seller Disclosure Schedule, no officer, director, manager, employee, shareholder or Affiliate of the Partnership or General Partner (a) is a party to any Contract with the Partnership or General Partner (and, for the avoidance of doubt, employment at-will arrangements do not constitute Contracts) that will be binding on the Partnership or General Partner from and after the Closing, or (b) has any material interest in any material assets or property used by the Partnership or General Partner in connection with the Business that will continue from and after the Closing.

4.16    Employee Benefits.
(a)    Neither the Partnership nor the General Partner maintains any “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA. Section 4.16(a) of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of each Plan maintained or contributed to, or required to be contributed to, by Employer or any of its ERISA Affiliates, in each case for the benefit of the Business Employees (collectively, the “Business Employee Plans”). For purposes of clarity, the term “Business Employee Plans” does not include any Plan that does not provide benefits for Business Employees.
(b)    With respect to the Business Employees, Employer is not in material breach of its obligations under the Business Employee Plans or in material non-compliance with the requirements of Laws as applicable to the Business Employee Plans. With respect to the Business Employees, no “non-exempt prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred in connection with any Business Employee Plan that could result in any material Liability for the Seller or the Partnership.
(c)    Each Business Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of the qualified status of any such plan.
(d)    (i) There is no action pending or, to Seller’s Knowledge, threatened in writing relating to any Business Employee Plan (other than routine claims for benefits); and (ii) no Business Employee Plan has within the three years before the Execution Date been the subject of an examination or audit by a Governmental Authority.
(e)    Except as set forth in Section 4.16(e) of the Seller Disclosure Schedule, no Business Employee Plan: (i) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (ii) is a “multi-employer plan” within the meaning of Section 413 of the Code; or (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Seller has not: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; nor (ii) engaged in any transaction which would give rise to a Liability of the Seller, the Partnership, General Partner, Buyer or Buyer’s Affiliates under Section 4069 or Section 4212(c) of ERISA.
(f)    Except as set forth in Section 4.16(f) of the Seller Disclosure Schedule, no Plan exists that could, solely as a result of the execution of this Agreement: (i) result in the payment to any Business Employee, or employee, director or consultant of the Seller of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Business Employee, or employee, director or consultant of the Seller, except as a result of any partial plan termination resulting from this Agreement or as a result of any other accelerated vesting provided under the terms of a qualified retirement Plan or applicable Laws governing retirement plans; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. The Seller has no obligation to indemnify, hold harmless or gross-up any Business Employee or employee, director or consultant of the Seller with respect to any excise tax imposed under Section 4999 of the Code.
(g)    Seller has not incurred any unsatisfied Liability under any Plan maintained by Seller or an ERISA Affiliate (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums), either directly or through an ERISA Affiliate, to the PBGC or the IRS under Title IV of ERISA or Section 412 of the Code that, individually or in the aggregate, would reasonably be expected to result in any material Liability to the Partnership, General Partner or Buyer or Buyer’s Affiliates.
4.17    Indebtedness; Transaction Expenses. Except as provided in Section 4.17 of the Seller Disclosure Schedule or in Section 6.10, as of Closing, (a) neither the Partnership nor General Partner have any liability for any Indebtedness, nor has any other Person incurred Indebtedness, in either case for which Buyer or any of its Affiliates (including the Partnership or General Partner) would have any liability following the Closing, and (b) neither the Partnership nor General Partner have any liability for any Transaction Expenses, nor has any other Person incurred Transaction Expenses, in each case for which Buyer or any of its Affiliates (including the Partnership or General Partner) would have any liability following the Closing.
Notwithstanding anything in this Article IV (or any other provision of this Agreement) to the contrary, the representations and warranties in Section 3.6 and Section 4.5 and any representation and warranty that references the Code are Seller’s exclusive representations and warranties in respect of Taxes, the representations and warranties in Section 4.8 are Seller’s exclusive representations and warranties in respect of employment and labor matters, the representations and warranties in Section 4.10 are Seller’s exclusive representations and warranties in respect of environmental matters, and the representations and warranties in Section 4.16 are Seller’s exclusive representations and warranties regarding employee benefit matters; provided that this sentence is not intended to limit the representations and warranties set forth in Section 4.9, Section 4.11 or Section 4.12, and such sections shall apply to Taxes, employment and labor matters, environmental matters and employee benefit matters (the “Specific Subject Matter”); provided further, that notwithstanding anything to the contrary in this Agreement (a) with respect to any failure of Section 4.12 to be true and correct with respect to any Specific Subject Matter, Seller will not be deemed to have breached Section 4.12, and will not be obligated under Section 10.2(a)(i) to indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses suffered, incurred or sustained by any of them to the extent resulting from, arising out of or relating to, any such failure, except for such failures to be true and correct that would reasonably be expected to result in any material Liability, and (b) Seller’s representations and warranties in Section 4.12 with respect to any environmental matters will be deemed made in all respects only to the extent of Seller’s Knowledge.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
As of the Execution Date and the Closing (other than representations and warranties made as of a specified date), Buyer hereby represents and warrants to Seller as follows:
5.1    Organization, Good Standing and Authority of Buyer.
(a)    Buyer is a limited partnership, validly existing, and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business as a foreign limited partnership in all jurisdictions in which it is required by Law to be so qualified.
(b)    Buyer has the full right, power and authority to enter into this Agreement and the Transaction Documents to which it shall be a party and to purchase the Subject Interests from Seller at the Closing. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or shall be a party have been duly authorized by all requisite partnership action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is or shall be a party have been or will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery hereof by the other parties hereto and thereto) such Transaction Documents constitute or will, if not yet executed, at the Closing constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
5.2    No Conflicts. Neither the execution and delivery by Buyer of this Agreement, any other Transaction Documents to which Buyer is or shall be a party, or any instrument required hereby or thereby to be executed and delivered by Buyer at the Closing nor the performance by Buyer of its obligations hereunder or thereunder will require any consent under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (a) the Organizational Documents of Buyer, (b) any Contract or other instrument to which Buyer is a party or by which it or any of its properties or assets are bound or (c) any Law applicable to Buyer.
5.3    Litigation. There are no pending Proceedings served on Buyer or any of its Affiliates and, to Buyer’s knowledge, neither Buyer nor any of its Affiliates have received written notice of any threatened Proceeding against or affecting Buyer or its Affiliates that would be reasonably likely to have a material adverse effect on Buyer.
5.4    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any of its respective Affiliates, in each case, for which Seller or any of its Affiliates would have any liability following the Closing.
5.5    Investment Intent.
(a)    Buyer is acquiring the Subject Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
(b)    Buyer is a “qualified institutional buyer,” as such term is defined in rule 144A of the Securities and Exchange Commission, or is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act, and, in either case, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Interests, and Buyer is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Subject Interests.

5.6    Sufficiency of Funds. Buyer has, and shall have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds on hand to enable Buyer to perform all of its respective obligations under this Agreement and the Transaction Documents, including the payment of the Adjusted Purchase Price.
5.7    No Other Representations and Warranties. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely upon the representations and warranties of Seller set forth in Article III and Article IV and the other express terms and conditions of this Agreement. Except for the representations and warranties contained in Article III and Article IV, neither Seller, nor any of its Affiliates (including General Partner, the Partnership or any of their Affiliates), nor any of their respective members, trustees, partners, fiduciaries, directors, officers, employees or representatives (collectively, the “Seller Group”), has made or is making, and Buyer has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, including any representations or warranties with respect to the Partnership, Seller, General Partner, their respective Affiliates, the Subject Interests, the Business, the Terminals or the other assets of the Partnership, Seller, General Partner or their respective Affiliates. Except for the representations and warranties contained in Article III and Article IV, Seller disclaims, on its own behalf and on behalf of the other members of the Seller Group, and Buyer acknowledges such disclaimer and waives any claims relating to, any other representations or warranties, whether made by any member of the Seller Group or any other Person, with respect to the Partnership, Seller, General Partner, their respective Affiliates, the Subject Interests, the Business, the Terminals or the other assets of the Partnership, Seller, General Partner or their respective Affiliates, or any other matter. None of the Seller Group or any other Person has made or is making, and Buyer expressly disclaims, any representations or warranties to Buyer or any other Person regarding the probable success or profitability of the Business, the Partnership, the Terminals, their prospects, or the Subject Interests (whether before or after the Closing).
5.8    Independent Evaluation; Disclaimer Regarding Projections.
(a)    Buyer is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of petroleum products terminals and other midstream assets in the oil and gas industry, including assets substantially similar to the Terminals, and Buyer is capable of evaluating the merits and risks of acquiring the Subject Interests and bearing the economic risks of such investment. Buyer and its advisors and representatives have conducted such independent investigation of the assets of Seller, General Partner, the Partnership and those comprising the Terminals and the Business as Buyer has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Buyer has reviewed such documents, records, reports and other materials identified in the Seller Disclosure Schedule or included in the electronic data room maintained on behalf of Seller or its Affiliates and is familiar with the content thereof. For the purpose of conducting its investigations of the Partnership, General Partner and their assets, the Business and the Terminals, Buyer has employed the services of its own agents, representatives, experts and consultants, and Buyer has reviewed such information, and obtained such advice, as Buyer has deemed necessary or advisable to evaluate the same, the Subject Interests and the transactions contemplated by this Agreement and the other Transaction Documents. Other than the representations and warranties contained in Article III and Article IV, in all matters regarding the Partnership, General Partner and their assets, the Business and the Terminals, Buyer is relying upon the advice and opinions offered by its own agents, representatives, experts and consultants. Notwithstanding any other provision of this Agreement to the contrary, other than the applicable representations and warranties in Article III and Article

IV (and the indemnities and limits herein related to a breach thereof), no member of the Seller Group shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, projections, data, or diligence materials, including any information, documents or material provided or made available to Buyer and its representatives in any “data rooms” (virtual or otherwise), confidential information memoranda, management presentations, site visits or in any other form in expectation of the transactions contemplated hereby.
(b)    In connection with Buyer’s investigation of the Partnership, General Partner and their assets, the Business and the Terminals, Buyer has received from the Seller Group certain projections, forecasts and other forward looking information, including projected financial statements, cash flow items, business plans and other data related to the Partnership, General Partner, the Business and the Terminals, and their prospects. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Buyer shall not have any claim against any Person with respect to any of the foregoing. Accordingly, notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges that no member of the Seller Group has made any representation or warranty with respect to such projections and other information, data, forecasts and plans, and Buyer expressly waives all potential claims to the contrary.
5.9    Bankruptcy and Insolvency. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or, to Buyer’s knowledge, threatened against Buyer or its Affiliates. Immediately after giving effect to the transactions contemplated by the Transaction Documents, Buyer will be solvent and will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated by the Transaction Documents, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
5.10    Buyer Consents. Except for (a) Post-Closing Notifications, (b) such filings, authorizations or approvals as may be required under the HSR Act or any other Competition Laws, and (c) such filings, authorizations or approvals as may be required by CFIUS, no authorization or Third-Party Consent to or from any Third Person is necessary for the consummation of the transactions contemplated under this Agreement and the other Transaction Documents by Buyer.
ARTICLE VI
COVENANTS
6.1    Conduct of Business.
(a)    Except (v) for Pandemic Measures, (w) as required by applicable Law, (x) as contemplated under this Agreement (including as required to effectuate the Reorganization Transactions) or any of the other Transaction Documents, (y) as otherwise set forth in Schedule 6.1 or (z) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), from and after the Execution Date until the earlier of the Closing or the termination of this Agreement, Seller shall, and shall cause its Affiliates, including General Partner and the Partnership to, maintain and operate the Terminals in a manner consistent with the ordinary course of business and consistent with past practices, and further:

(i)    (A) Seller shall not sell, transfer or otherwise dispose of, or grant any material Lien (other than Permitted Subject Interests Encumbrances) with respect to, the Subject Interests, or sell, transfer or otherwise dispose of the MTH and MNGL Interests; (B) Seller shall cause General Partner not to sell, transfer or otherwise dispose of, or grant any material Lien (other than Permitted Subject Interests Encumbrances) with respect to, the General Partner Interest, or sell, transfer or otherwise dispose of the MTH and MNGL Interests;
(ii)    Seller shall not, and Seller shall cause the Employer not to, enter into, terminate, adopt or amend in any material respect any employment, change in control or severance agreement relating to a Business Employee or any other Plan or labor or union agreement in a manner that impacts a Business Employee, except as required by applicable Law or except as such termination, adoption or amendment would apply to substantially all similarly situated employees of the Employer; and
(iii)    Seller shall not, and shall cause its Affiliates, including the Partnership and General Partner (in each case, to the extent relating to the Business), not to:
(A)    sell or otherwise dispose of assets of MTH, MNGL, the Partnership or General Partner, to the extent included in the Terminals, that have a fair market value of greater than $500,000 in the aggregate, in each case, in any transaction or series of transactions, but in any event without any such restrictions for sales or other dispositions that either (1) are consistent with the ordinary course of business and past practices of Seller, General Partner or the Partnership or (2) involve inventory or obsolete or surplus assets;
(B)    elect to voluntarily liquidate, wind up or dissolve MTH, MNGL, the New Partnership or the New General Partner;
(C)    authorize or file for any petition for, or commencement of, any bankruptcy of MTH, MNGL, the New Partnership or the New General Partner;
(D)    voluntarily amend the formation certificate of MTH, MNGL, the New Partnership or the General Partner;
(E)    authorize or issue any Equity Interest of MTH, MNGL, the New Partnership or the New General Partner;
(F)    effect the merger or consolidation of MTH, MNGL, the New Partnership or the New General Partner, other than in connection with the Reorganization Transactions or as otherwise contemplated herein;
(G)    incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in either case for which Buyer or any of its Affiliates (including the Partnership or General Partner) would have any liability following the Closing, other than debt in order to fund the Partnership’s operations in the ordinary course of business consistent with past practices;
(H)    settle any Proceeding, other than settlements (x) that do not involve non-monetary relief or (y) that would reasonably be expected to not materially and adversely affect the ability of the Buyer to operate the Business as conducted as of the date hereof consistent with past practices;
(I)    enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date, or cause or permit any material amendment or termination of, or material waiver under, any Material Contract;
(J)    make a change in any material accounting or Tax reporting principles, methods or policies;
(K)    adopt or change a material Tax election, settle or compromise a material Tax Audit or any material claim or liability relating to Taxes, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax Return that includes any material changes, or surrender any right to claim a material Tax refund;
(L)    terminate any Real Property Lease or enter into any real property lease, sublease or similar agreement that would have been a Real Property Lease had it been entered into prior to the Execution Date;
(M)    purchase or sell or agree to purchase or sell any material real estate or fee interest therein, including the Owned Real Property; or
(N)    enter into any contract providing for or otherwise committing to take any of the foregoing actions or delegating authority to any Person to approve any of the foregoing actions.
(b)    The Parties agree that if (i) Buyer agrees in writing to any action requiring Buyer’s consent or agreement under any of the preceding Section 6.1(a) or (ii) Seller, MTH, MNGL, the New Partnership or the New General Partner takes any action which is required pursuant to the express terms of any Material Contract, then, in each case, Schedule 6.1 shall be automatically updated for all purposes under this Agreement to include and permit such action.
(c)    Buyer’s approval of any action restricted by or contrary to the provisions of Section 6.1(a) shall be considered granted on the third Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer) after receipt by Buyer of such request for consent unless Buyer notifies the requesting Party to the contrary in writing prior to such date. In the event of an emergency, Seller or its Affiliates may take such actions as a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(a), and Seller shall notify Buyer of such actions reasonably promptly thereafter.
6.2    Access to Information. Until the earlier of the Closing or the termination of this Agreement, on Business Days and during the business hours of 9:00 a.m. to 5:00 p.m. (local time), Seller will, (a) upon 5 Business Days prior written request to Seller and to the extent permissible under applicable Laws and Contracts of Seller and its Affiliates, including General Partner and the Partnership, make available to Buyer and Buyer’s authorized representatives for examination at Seller’s office (or electronically, at Seller’s option, due to Pandemic Measures), as Buyer may reasonably request, all Records in the possession or control of Seller or its Affiliates, including General Partner or the Partnership, and (b) subject to written preapproval by

Seller (which shall not be unreasonably withheld), permit Buyer and Buyer’s authorized representatives to enter upon and conduct site visits on the assets comprising the Terminals and conduct any Phase I environmental site assessment or ALTA/NSPS surveys of the Terminals; provided, however, that any material provided under subpart (a) shall not include (y) any information subject to Third Person confidentiality agreements or obligations or (z) information that, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; provided, further, that Buyer shall not unreasonably interfere with the daytoday operations of the business of Seller, General Partner, the Partnership or their Affiliates, and shall execute any bonding or indemnity agreement reasonably requested be executed by Seller, and provide evidence of adequate insurance (the adequacy of which will be determined in Seller’s discretion) prior to any visit to the offices of Seller or its Affiliates or any site visit to the assets comprising the Terminals or utilized in the Business by Buyer or Buyer’s authorized representatives. Buyer’s due diligence shall not include any invasive sampling or testing or analysis without the prior written consent of Seller, which can be withheld in Seller’s sole discretion.
6.3    Due Diligence Indemnification. BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ARISING OUT OF, DIRECTLY OR INDIRECTLY, ANY DUE DILIGENCE CONDUCTED BY BUYER OR ITS AFFILIATES OR ANY PERSON ACTING ON EITHER BUYER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY SITE VISITS, EXCEPT TO THE EXTENT SUCH CLAIMS OR LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE. Buyer shall comply fully with all rules, regulations, policies and instructions, including all health and safety policies and procedures, issued by Seller or its Affiliates, including General Partner or the Partnership, or any Third Person operator regarding Buyer’s actions while upon, entering or leaving any property.
6.4    Contact with Customers, Suppliers and Other Business Relations. From the Execution Date until the earlier to occur of (a) the Closing and (b) the date this Agreement is terminated in accordance with Article IX, Buyer, its Affiliates and their respective representatives shall not, directly or indirectly, contact or communicate with the employees, customers, independent contractors, suppliers or other business relations of Seller or its Affiliates for any reason relating to the Business or the transactions contemplated hereunder without the prior written consent of Seller, except as contemplated in Section 6.10(a) regarding communication with the Business Employees in connection with the transfer of employment to Buyer or one of Buyer’s Affiliates.
6.5    Tax Matters.
(a)    Tax Treatment. The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes only, the transactions contemplated herein will be treated as an acquisition by Buyer of the New Partnership’s assets.
(b)    Purchase Price Allocation. Seller and Buyer shall make commercially reasonable efforts to agree on the proper allocation of the Adjusted Purchase Price, plus any Liabilities deemed assumed for U.S. federal income Tax purposes (to the extent properly taken into account under the Code as consideration) on Seller’s and Buyer’s respective IRS Form 8594 (the “Purchase Price Allocation”). Each of the Partnership, Buyer and Seller agree to use commercially reasonable efforts to file IRS Form 8594 and all federal, state, local and foreign income Tax Returns in accordance with such agreed allocation (giving effect to mutually agreed upon adjustments as a result of adjustments to the Adjusted Purchase Price); provided, however, that nothing in this Section 6.5(b) shall prevent Buyer or Seller, or any of their respective

Affiliates, from settling, or require any of them to litigate, any challenge, proposed deficiency, adjustment or other similar proceeding by any Governmental Authority with respect to the Purchase Price Allocation. Each of the Partnership, Buyer and Seller agrees to provide the other promptly with any other information reasonably required to complete such IRS Form 8594. Each of the Partnership, Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Adjusted Purchase Price.
(c)    Transfer Taxes. Buyer and Seller acknowledge and agree there should be no Transfer Taxes incurred by reason of the consummation of the transactions contemplated by this Agreement. Except as otherwise required by applicable Law, no Party, nor any of its respective Affiliates, shall take a Tax position that is inconsistent with this Section 6.5(c). Notwithstanding anything to the contrary in this Agreement, including in Section 6.5(d), if any Transfer Taxes arise by reason of the consummation of the transactions contemplated by this Agreement, these Transfer Taxes will be borne 50% by Buyer and 50% by Seller. Buyer shall file any Tax Returns with respect to any such Transfer Taxes, except where Seller is required to do so by applicable Law, and each Party covenants to cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(d)    Responsibility for Straddle Period Taxes. For purposes of determining Taxes attributable to the Business, MTH, MNGL, the New Partnership or the New General Partner that are related to any Tax period that begins before, and ends after, the Effective Time (“Straddle Period”), (a) Taxes imposed on a periodic basis and without regard to income earned or transactions occurring on a specific date shall be allocated based upon the number of days in the Tax period up to the Effective Time, as compared to the number of days after the Effective Time in such Tax period, and (b) with respect to any other Taxes, the amount of Taxes shall be determined based upon an interim closing of the books at the Effective Time; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending at the Effective Time and the remainder of such Straddle Period in proportion to the number of days in each period. Seller shall be solely responsible for, and shall bear the economic burden of, any Taxes attributable to a Straddle Period that are allocable to the portion of a Straddle Period ending at the Effective Time and Buyer shall be solely responsible for, and shall bear the economic burden of, any Taxes attributable to a Straddle Period that are allocable to the portion of a Straddle Period beginning after the Effective Time.
(e)    Tax Returns. Seller shall be responsible for filing with the applicable Tax Authorities any Tax Returns relating to the Business, MTH, MNGL, the New Partnership or the New General Partner that are required to be filed for Tax periods ending on or before the Effective Time. Buyer shall be responsible for filing with the applicable Tax Authorities any Tax Returns relating to the Business, the New Partnership or the New General Partner that are required to be filed for Tax periods ending after the Effective Time, including any Straddle Period; provided, that prior to filing any Tax Returns pursuant to this Section 6.5(e), the preparing Party shall provide the non-preparing Party the opportunity to review and approve such Tax Returns, which approval shall not be unreasonably withheld. With respect to any Tax period ending on or before the Effective Time, and with respect to a Straddle Period, Buyer shall promptly notify Seller if any such Tax Return related to the Business, the New Partnership or the New General Partner is audited or if any adjustments are proposed by any Tax Authority (provided that the failure by Buyer to provide such notice shall not relieve Seller or its Affiliates of any indemnification obligation under this Agreement). With respect to any Tax period ending on or before the Effective Time, Seller shall have the right, at Seller’s expense, to manage and control any proceedings related to such audit or proposed adjustments;

provided, however, that (i) Buyer shall have the right, at Buyer’s expense, to participate in any such proceeding, (ii) Seller shall keep Buyer reasonably informed of the progress of any such proceeding and with respect to any such proceedings related to a Tax period for which Buyer may bear some or all of the Tax liability, and (iii) Seller shall not compromise or settle any such proceeding without Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed). With respect to a Straddle Period, Buyer shall have the right, at Buyer’s expense, to manage and control any proceedings related to such audit or proposed adjustments; provided, however, that (i) Seller shall have the right, at Seller’s expense, to participate in any such proceeding, (ii) Buyer shall keep Seller reasonably informed of the progress of any such proceeding and with respect to any such proceedings related to a Tax period for which Seller may bear some or all of the Tax liability, and (iii) Buyer shall not compromise or settle any such proceeding without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed). This Section 6.5(e) and not Section 10.4 shall govern any audit or adjustment proposed by any Tax Authority.
6.6    Amendment of the Seller Disclosure Schedule. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Seller Disclosure Schedule to its representations and warranties with respect to any matter arising after the Execution Date that, if existing on the Execution Date, would have been required to be set forth or described in the Seller Disclosure Schedule. For all purposes of this Agreement (except as provided for below), including for purposes of determining whether the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled, the Seller Disclosure Schedule shall be deemed to include only that information contained therein on the Execution Date and any matters approved by Buyer pursuant to Section 6.1, and shall be deemed to exclude all information contained in any other addition, supplement or amendment thereto, and such excluded information shall not cure any breach of the applicable representation and warranty of Seller for purposes of whether the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled; provided, however, that if any information contained in any addition, supplement or amendment would give Buyer the right to terminate this Agreement pursuant to Section 9.1(d) (if such information were not deemed to supplement or amend the Seller Disclosure Schedule) and Buyer elects to effect the Closing, then such information shall be deemed to be included in the Seller Disclosure Schedule for purposes of Article X, and Buyer shall be deemed to have irrevocably waived any right to indemnification under Article X with respect to any such information. For the avoidance of doubt, if the information contained in any addition, supplement or amendment would not give Buyer the right to terminate this Agreement pursuant to Section 9.1(d) (if such information were not deemed to supplement or amend the Seller Disclosure Schedule) and relates to a matter that has not been approved by Buyer pursuant to Section 6.1, such information shall not be deemed to have been included in the Seller Disclosure Schedule for any purpose hereunder and Buyer shall not be deemed to have waived any right to indemnification under Article X with respect to any such information.
6.7    Casualty and Condemnation. Notwithstanding anything herein to the contrary from and after the Execution Date, if Closing occurs, the Partnership shall assume all risk of loss with respect to the assets comprising the Terminals or utilized in conducting the Business. From the Execution Date until the Closing, Seller shall maintain and cause to be maintained in full force and effect all material insurance policies carried as of the date hereof by or for the benefit of the Partnership or General Partner with respect to the Terminals. If, after the Execution Date but prior to or on the Closing Date, any portion of such assets are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain, to the extent the repair or remediation costs or condemnation value thereof exceeds $150,000, whether or not fixed or repaired or in any way remediated (each a “Casualty Loss”), Buyer and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Article VII (provided that any Casualty Loss shall be disregarded with respect to determining if the conditions to Closing set forth in Article VII, except with respect to Section 7.1(g) and Section 7.2(f), have been met), nevertheless be required to proceed with Closing. To the extent Seller or any of its Affiliates are entitled to recovery under any insurance policy on account of any Casualty Loss, Seller shall seek recovery under such insurance policy and shall pay to the New Partnership at Closing any amounts recovered under such policy with respect to such Casualty Loss (net of any costs incurred to recover such amounts and net of any amounts in excess of the applicable deductible expended to repair or remediate the Casualty Loss), and the Purchase Price shall be reduced by an amount equal to the amount of any applicable deductible related to the insurance covering such Casualty Loss (net of any amounts expended to repair the Casualty Loss and with such reduction capped by the amount of such Casualty Loss). From and after Closing, if Seller receives any additional amounts under such insurance policy with respect to such Casualty Loss, the Seller will promptly pay such amounts to Buyer (net of any unreimbursed costs incurred to recover such amounts and net of any unreimbursed amounts expended prior to Closing to repair or remediate such Casualty Loss).
6.8    Reorganization Transactions. Immediately prior to the Effective Time, Seller shall cause the transactions set forth in Schedule 6.8 (the “Reorganization Transactions”) to be consummated, including the execution and filing of the Reorganization Documents. In connection with the Reorganization Transaction, all assets and Liabilities of MTH and MNGL will be allocated as provided in the Reorganization Documents.
6.9    Further Actions.
(a)    Buyer shall (and shall cause its Affiliates to) use its best efforts to take or cause to be taken all appropriate action to fulfill the conditions to closing in Article VII and to consummate and make effective the transactions contemplated by this Agreement and, as promptly as possible, use its best efforts to (i) obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and (ii) cooperate fully with Seller and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Buyer shall not take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals. If required by any Governmental Authority (including by CFIUS or under the HSR Act or other Competition Laws), Buyer agrees to make all appropriate filings and to seek all appropriate consents, waivers or approvals (including from CFIUS or pursuant to the HSR Act or other Competition Laws) with respect to the transactions contemplated by this Agreement promptly after the date hereof (and, with respect to any filings or notifications made pursuant to the HSR Act, in any event within 20 Business Days of the date hereof) and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested by such Governmental Authority (including by CFIUS or pursuant to the HSR Act or other Competition Laws).
(b)    Without limiting the generality of Buyer’s agreements pursuant to this Section 6.9, Buyer agrees to, and will cause its Affiliates to, use its best efforts to take any and all actions necessary to avoid, eliminate and resolve any and all impediments that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement (including by CFIUS or pursuant to the HSR Act or other Competition Laws) and to obtain all consents, approvals, and waivers that may be required by any Governmental Authority (including by CFIUS or pursuant to the HSR Act or other Competition Laws) or any other Person to enable the Parties to close such transactions as promptly as practicable, including (i) proposing, negotiating, committing to, and/or effecting, by consent decree, hold-separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) the assets, properties, or businesses to be acquired pursuant to this Agreement as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other order that would make the transactions contemplated by this Agreement unlawful or would otherwise materially delay or prevent the consummation of such transactions, (ii) terminating, modifying, or assigning existing relationships, Contracts, or obligations relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations of the assets, properties, or businesses to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit Buyer or its Affiliates' freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement (any of the foregoing, a “Divestiture Action”); provided, however, that, notwithstanding the foregoing, (i) Buyer shall not be obligated to take or agree to any Divestiture Action unless the effectiveness of such Divestiture Action is conditioned upon the occurrence of the Closing; and (ii) nothing in this Agreement shall require Buyer to take or agree to take any Divestiture Action or other action with respect to Buyer and its Affiliates (other than with respect to the assets, properties, and businesses to be acquired pursuant to this Agreement (from and after the Closing)).
(c)    Buyer shall, in consultation with Seller, with respect to Competition Laws, (i) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the transactions contemplated by this Agreement, including with respect to any proposed remedy, consent decree, hold-separate order, or other agreement with any Governmental Authority and (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection the transactions contemplated by this Agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the transactions contemplated by this Agreement and of all other regulatory matters incidental thereto; provided, however, that, notwithstanding the foregoing, (x) Buyer shall at all times use its best efforts to close the transactions described in this Agreement as soon as possible and (y) Buyer shall not, without Seller’s prior written consent, enter into or extend any agreement with any Governmental Authority that would cause any waiting period under the HSR Act, or any timing agreement (or other written commitment with any Governmental Authority not to close before a certain date), to finally expire more than 365 days after the Execution Date.
(d)    Seller shall (and shall cause its Affiliates to) use its best efforts to take or cause to be taken all appropriate action to fulfill the conditions to closing in Article VII and to consummate and make effective the transactions contemplated by this Agreement. If required by any Governmental Authority, with respect to Competition Laws (including by CFIUS or under the HSR Act), Seller agrees to make all appropriate filings and to seek all appropriate consents, waivers or approvals (including from CFIUS or pursuant to the HSR Act or other Competition Laws) with respect to the transactions contemplated by this Agreement promptly after the date hereof (and, with respect to any filings or notifications made pursuant to the HSR Act, in any event within 20 Business Days of the date hereof) and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested by such Governmental Authority (including by CFIUS or pursuant to the HSR Act or other Competition Laws). Each of the Parties hereto shall use its best efforts, with respect to Competition Laws, to (i) cooperate in all respects with each other in connection with any filing, submission, written communication, proposed remedy, consent decree, hold-separate order, or other agreement, with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, and allow the other party to review in advance and consider in good faith the views of the other party with respect to such filing, submission, or written communication, (ii) keep the other party hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party hereto with respect to information relating to the other party hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the applicable Governmental Authority or other Person, give the other party hereto the opportunity to attend and participate in such meetings and conferences provided, however, that nothing in this Agreement shall require Seller or its Affiliates to sell or otherwise dispose of any assets or other interests (other than the sale of the Subject Interests to Buyer), terminate or amend any Contracts or other relationships, change or modify any course of conduct, or otherwise take any Divestiture Action.
(e)    To the extent reasonably requested by Buyer, Seller will, and will cause its Affiliates to use reasonable efforts to provide assistance with respect to any Divestiture Action as may be necessary in connection with fulfilling Buyer’s obligations under Section 6.9(b), including (i) providing existing available and reasonable information to Buyer for prospective purchasers of any of the assets, properties, and businesses to be acquired pursuant to this Agreement which are subject to any such Divestiture Action (each a “Divestiture Asset”); (ii) preparing and furnishing (at Buyer’s expense) the latest monthly financial (including pro forma) statements and information and other pertinent information regarding the Divestiture Assets; (iii) providing timely responses to any requested due diligence questions from prospective purchasers regarding the Divestiture Assets; (iv) making subject matter experts available for due diligence calls and virtual meetings with prospective purchasers of the Divestiture Assets; (v) allowing for and facilitating any site visits requested by prospective purchasers of the Divestiture Assets; provided, however, that no prospective purchaser shall be allowed to visit any site more than once and each prospective purchaser shall agree in writing prior to any such site visit to terms and restrictions (including with respect to access, confidentiality and indemnification) that are at least as restrictive as those contained in this Agreement; and (vi) entering into a customary transition services agreement with the buyer of any Divestiture Assets with a scope, terms and conditions substantially similar to the Transition Services Agreement, and also including any additional services reasonably requested by the buyer of any Divestiture Assets as may be agreed to by Seller. Buyer shall reimburse Seller for any reasonable, documented out-of-pocket expenses, and any reasonably allocated internal expenses, incurred in fulfilling Seller’s obligations under this Section 6.9(e). Seller’s obligations under this Section 6.9(e) shall continue after the Closing Date until the earlier of Buyer completing the sale of any and all Divestiture Assets and the date that is six (6) months after the Closing Date. For the avoidance of doubt, notwithstanding the immediately foregoing sentence, Seller’s obligations under any transition services agreement entered into pursuant to clause (vi) of this Section 6.9(e) shall expire by their express terms as set forth in such transition services agreement.
(f)    To the extent reasonably requested by Buyer in order to expeditiously comply with Buyer’s obligations under Section 6.9(b) on the basis of communications and discussions with any Governmental Authority, Seller or one of its Affiliates will enter into one or more mutually agreeable operating and maintenance agreements with Buyer pursuant to which Seller or such Affiliate of Seller will be the operator of the Divestiture Assets during the period of time commencing on the Closing Date and ending on the earlier of the date Buyer completes the sale of the applicable Divestiture Assets and the date that is six (6) months after the Closing Date (or any such longer period of time as may be required or asserted by any Governmental Authority with respect to any Divestiture Action; provided, however, that in no event shall such period extend beyond the date that is twelve (12) months after the Closing Date) (including by accepting a secondment of Business Employees whose primary responsibilities relate to the Divestiture Assets). Such operating and maintenance agreements will, among other things, (i) require Seller or the applicable Affiliate of Seller to maintain and operate the Divestiture Assets, and to use reasonable efforts to maintain relationships and customer service levels with existing customers of such Divestiture Assets, in a manner consistent with the ordinary course of business and consistent with past practices during the 12 months prior to the Execution Date, and (ii) provide Seller or the applicable Affiliate of Seller with indemnification from Buyer for all acts and omissions undertaken pursuant thereto, except to the extent arising from the gross negligence or willful misconduct of Seller or the applicable Affiliate of Seller. The amounts due from Buyer to Seller for such operating and maintenance agreements shall include an O&M fee set forth on Schedule 6.9(f).
(g)    In furtherance of the foregoing, if any Proceeding is instituted (or threatened) challenging the transactions contemplated by this Agreement as violating any Law, or if any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make such transactions illegal or otherwise delay or prohibit the consummation of such transactions, Buyer and its Affiliates shall take any and all actions to contest and defend any such claim, cause of action, or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of such transactions.
6.10    Employee and Benefit Matters.
(a)    At least 10 Business Days before the Closing, Buyer shall make, or cause its Affiliates to make, offers of employment (conditioned and effective upon the Closing), upon terms consistent with the requirements of this Section 6.10, to the individuals listed on Section 4.8(c) of the Seller Disclosure Schedule (collectively, the “Business Employees”) (provided that any amendments to Section 4.8(c) of the Seller Disclosure Schedule pursuant to Section 6.6 shall not apply to this Section 6.10, other than amendments to reflect the hiring of new employees or cessation of employment of existing employees in the ordinary course of business consistent with past practices), all of whom are currently employed by Employer and provide services with respect to the Terminals. Buyer shall consult with Seller with respect to the form and content of such employment offers in advance of providing them to the Business Employees, and the Parties shall otherwise cooperate in good faith with respect to all communications with the Business Employees. Such offers shall be subject to all of Buyer’s typical pre-employment screening, including background checks and drug tests. Following the Closing, Buyer shall, and shall cause its Affiliates to, for at least twelve (12) months immediately following the Closing, provide each Business Employee who accepts Buyer’s or Buyer’s Affiliate’s offer of employment and becomes employed by Buyer or Buyer’s Affiliate with (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by Employer or its Affiliates to such Business Employee before the Closing, (ii) full-year target bonus amounts that are no less than the full year target bonus amounts provided by Employer or its Affiliates to such Business Employee immediately before the Closing, (iii) other compensation and employee benefits that are no less favorable than those provided to similarly situated employees of Buyer and its Affiliates, except that “other compensation and employee benefits” provided under this section shall not include pension plan benefits or retiree medical benefits, (iv) severance benefits that are no less favorable than the severance plans and policies set forth on Schedule 6.10, and (v) credit for accrued but unused paid time off. Before Closing, and consistent with Section 6.2 and Section 6.3, Buyer is entitled to communicate with the Business Employees in connection with the transfer of employment to Buyer or one of Buyer’s Affiliates.
(b)    With respect to any Plan maintained by Buyer or its Affiliates in which any Business Employee will participate effective as of or at any time following the Closing, Buyer shall, or shall cause its Affiliates to, recognize and credit all service of the Business Employees with Employer or its Affiliates (including any predecessor service credited by Employer or its Affiliates) as if such service were with the Buyer or its Affiliates for all purposes in any such Plan (including eligibility to participate, vesting, and for purposes of determining seniority or service to the extent relevant for determining the level of benefits, severance, vacation and paid time off for which a Business Employee is eligible, to the extent applicable), except to the extent that such recognition would result in a duplication of benefits. In addition, each Business Employee shall be immediately eligible to participate, without any waiting period, in any and all Plans sponsored by Buyer or its Affiliates to the extent coverage under such Plans is comparable to a Plan sponsored by Employer or its Affiliates in which the Business Employee was eligible to participate immediately prior to the Closing.
(c)    With respect to any employee welfare benefit Plans maintained by Buyer or its Affiliates in which any Business Employee will participate effective as of or following the Closing (including medical, dental, prescription drug and vision benefits), Buyer shall, or shall cause the applicable Affiliate to: (i) waive all pre-existing conditions, actively-at-work requirements, waiting periods or eligibility limits with respect to such Business Employees and their dependents and (ii) cause any Plan maintained by Buyer or its Affiliates to give effect to claims incurred, amounts paid by and amounts reimbursed to the Business Employees before the Closing when determining any deductible, copayment, coinsurance and maximum out-of-pocket limits under such Plans, in each case, subject to the terms and conditions of such Plans.
(d)    At or before Closing, Buyer shall, or shall cause its Affiliate to, cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Buyer or its Affiliate to immediately accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Business Employees with respect to such individuals’ account balances (including loans) under the Magellan 401(k) Plan.
(e)    Seller shall, or shall cause its Affiliate to, be responsible and liable for compliance with the requirements of COBRA, including the provision of continuation coverage, with respect to (i) any Business Employee who experiences a qualifying event (within the meaning of COBRA) prior to the Closing Date, and (ii) any Business Employee who does not commence employment with Buyer or Buyer’s Affiliate who experiences a qualifying event (within the meaning of COBRA) at any time on or after the Closing Date. Buyer shall, or shall cause its Affiliate to, be responsible and liable for compliance with the requirements of COBRA, including the provision of continuation coverage, with respect to any Business Employee who commences employment with Buyer or Buyer’s Affiliate and who experiences a qualifying event (within the meaning of COBRA) at any time on or after the Closing Date.

(f)    This Section 6.10 is binding upon and will inure solely to the benefit of each of the Parties, and nothing in this Section 6.10, express or implied, confers upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10. Nothing in this Section 6.10, express or implied, shall be construed to establish, amend or modify any Plan. This Section 6.10 does not create any right in any employee or any other Person to any continued employment with the Buyer or its Affiliates or compensation or benefits of any nature or kind whatsoever.
6.11    Environmental Fees and Waste Disposal Matters.
(a)    On or before the Closing Date, Seller shall use reasonable best efforts to arrange for the off-site disposal of those wastes generated at the Terminals or by the Business before the Closing Date that are listed on the attached Schedule 6.11 (the “Waste Inventory”).  Seller shall remain solely responsible for the costs and Liabilities associated with the off-site disposal of any such Waste Inventory that Seller is unable to remove from the Terminals on or before the Closing Date, and Buyer hereby grants Seller a license to enter the Terminals following the Closing Date to complete the actions required for Seller to characterize and containerize such Waste Inventory and load such Waste Inventory onto vehicles or vessels for off-site transportation.  Seller shall identify itself as the generator of such Waste Inventory on all documentation accompanying such shipments.
(b)    Seller shall be responsible for paying the full amount of any invoice submitted by a Governmental Authority for Generation Fees applicable to the period prior to the Closing Date. Buyer shall be responsible for paying the full amount of any invoice submitted by a Governmental Authority for Generation Fees applicable to the period on and after the Closing Date. For any invoice submitted by a Governmental Authority for Generation Fees applicable to any invoicing cycle that includes the Closing Date, Buyer shall pay the full amount of such invoice and shall submit an invoice to Seller for Seller’s share of such fees or other charges as allocated below in this Section 6.11(b), including appropriate supporting documentation. To the extent the applicable emissions relating to such invoice can be reasonably allocated to periods before or on and after the Closing Date based on measurable or recorded amounts or volumes, the corresponding invoiced amounts shall be allocated between Seller and Buyer consistent with the allocation of such emissions. Otherwise, Seller’s share shall be the fraction of the total invoiced amount calculated as the number of days during the invoicing cycle up to and including the Closing Date divided by the total number of days in the invoicing cycle. Seller shall be responsible for promptly reimbursing Buyer for Seller’s share of such invoice.
(c)    Seller shall be responsible for submitting all annual or other periodic reports required by all Permits issued to Seller pursuant to Environmental Laws that are applicable to the period prior to the Closing Date, including making all related certifications. In the event that the Closing Date occurs during a reporting cycle, Seller shall submit the required reports and make any related certifications for the portion of the reporting cycle prior to the Closing Date, and Buyer shall submit the required reports and make any related certifications for the portion of the reporting cycle on and after the Closing Date.
6.12    Further Assurances. From time to time after the Closing Date, without further consideration, as and when reasonably requested by any Party, each Party hereby agrees that it will execute and deliver, or cause to be executed and delivered in its name by its authorized officers, all such instruments and other documents, and will take or cause to be taken such further or other action, as may be necessary or desirable in order to (a) effectuate the intent of this Agreement and the Reorganization Documents, (b) evidence the allocation to the requesting Party of any asset, property, right, series, privilege, franchise, liability, duty or obligation as contemplated by this Agreement and the Reorganization Transactions, (c) vest or perfect in or confirm to the requesting Party, its successors and assigns, title to and possession of all the assets, property, rights, series, privileges, powers, franchises and interests as contemplated by this Agreement and the Reorganization Transactions, and (d) provide the requesting Party in all material respects with the intended benefits of this Agreement; provided, however, that the principles of allocating any such asset, property, right, series, privilege, franchise, liability, duty or obligation, shall be consistent with the principles of allocation set forth on Exhibit A and Exhibit B to the Plan of Division of MTH that is a part of the Reorganization Documents.
6.13    Interim Period Releases. If a new significant Release occurs at any of the Terminals prior to the Closing Date and Seller determines that it is reasonably unlikely that the Release will be fully remediated and, if applicable, a “no further action” determination obtained from the applicable Governmental Authorities before the Closing Date, Seller shall promptly notify Buyer of such Release in writing. Thereafter, until the Closing Date, Seller shall reasonably consult with Buyer concerning the assessment and remediation of the Release, including (a) allowing Buyer reasonable access to the Terminal to observe the Release and the assessment and remediation activities, (b) providing assessment results to Buyer, (c) providing draft work plans to Buyer before submission to the applicable Governmental Authorities and allowing Buyer reasonable opportunity to comment thereon and (d) providing copies of all substantive written correspondence between Seller and the applicable Governmental Authorities concerning the Release to Buyer. Notwithstanding anything in this Section 6.13, the method of performance of the remediation will be within Seller’s discretion and Buyer shall not advocate to a Governmental Authority for Seller to achieve more than the minimum requirements to achieve a “no further action” determination.
6.14    Richmond Terminal. Prior to Closing, Seller shall use commercially reasonable efforts to assist Buyer in obtaining appropriate documentation from the City of Richmond evidencing that the portions of the Terminal located in Richmond, Virginia (such Terminal, the “Richmond Terminal”) that are in the bed of Stockton Street and Everett Street have been properly abandoned or closed, so that owner’s and lender’s title policies with respect to the Richmond Terminal can be issued without any exceptions relating to such streets.
ARTICLE VII
CONDITIONS TO THE CLOSING
7.1    Seller’s Conditions. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived only in writing by Seller in its sole discretion:
(a)    The representations and warranties of Buyer contained in Sections 5.1, 5.2 and 5.4 shall be true and correct in all respects as of the Closing Date as if made on and as of such date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), subject only to such failures to be so true and correct as have had, or would reasonably be expected to have, a de minimis effect. The representations and warranties of Buyer contained in Article V other than in Sections 5.1, 5.2 and 5.4 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date).
(b)    Buyer shall have performed, in all material respects, its obligations, covenants and agreements contained herein required to be performed before the Closing, subject only to such failures to so perform as have had, or would reasonably be expected to have, a de minimis effect.

(c)    (i) Any waiting periods under the HSR Act, and any timing agreement or other written commitment with any Governmental Authority with respect to Competition Laws in either case not to close before a certain date, shall have expired or been terminated, and (ii) if any review process shall have been initiated by or with respect to CFIUS in connection with the transactions contemplated by this Agreement, the transactions contemplated by this Agreement shall have been authorized by CFIUS.
(d)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement (a “Restraint”) is effective.
(e)    Buyer shall have delivered, or be ready, willing and able to deliver, the items required to be delivered pursuant to Section 8.2(b).
(f)    On or at the Closing, Buyer shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date and substantially in the form attached hereto as Exhibit B, certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.
(g)    No Major Loss shall have occurred.
7.2    Buyer’s Conditions. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived only in writing by Buyer in its sole discretion:
(a)    The Seller Fundamental Representations shall be true and correct as of the Closing Date as if made on and as of such date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), subject only to such failures to be so true and correct as have had, or would reasonably be expected to have, a de minimis effect.
(b)    All representations and warranties of Seller in Article III and Article IV and not described in Section 7.2(a), except as affected by actions specifically required or permitted by this Agreement, shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) as of the Closing Date as if made on and as of such date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except for such failures to be true and correct, if any, of such representations and warranties as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Seller shall have performed, in all material respects, its obligations, covenants and agreements contained herein required to be performed at or before the Closing, subject only to such failures to so perform as have had, or would reasonably be expected to have, a de minimis effect.
(d)    (i) Any waiting periods under the HSR Act, and any timing agreement or other written commitment with any Governmental Authority with respect to Competition Laws in either case not to close before a certain date, shall have expired or been terminated, and (ii) if any review process shall have been initiated by or with respect to CFIUS in connection with the transactions contemplated by this Agreement, the transactions contemplated by this Agreement shall have been authorized by CFIUS.
(e)    No Restraint shall be effective.
(f)    No Major Loss shall have occurred.
(g)    Seller shall have delivered, or be ready, willing and able to deliver, the items required to be delivered by Seller pursuant to Section 8.2(a).
(h)    On or at the Closing, Seller shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date and substantially in the form attached hereto as Exhibit C, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.
ARTICLE VIII
CLOSING
8.1    Time and Place of Closing. Subject to the conditions set forth in this Agreement, the sale of the Subject Interests and consummation of the other transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of executed documents at 10:00 a.m. local time on the second Business Day following the satisfaction of the conditions to Closing set forth in Article VII; provided, however, that the Closing shall not occur prior to thirty (30) days after the Execution Date, unless otherwise agreed to by each of the Parties in writing. The date the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
8.2    Deliveries at the Closing. At the Closing,
(a)    Seller will:
(i)    deliver to Buyer a counterpart duly executed by Seller of the Subject Interests Assignment Agreement;
(ii)    deliver to Buyer a counterpart duly executed by Seller of the Transition Services Agreement;
(iii)    deliver to Buyer a certificate as described in Section 7.2(h);
(iv)    deliver to Buyer a copy of Seller’s properly executed IRS Form W-9;
(v)    deliver to Buyer such standard affidavits as reasonably required by the title company issuing title insurance on the Owned Real Property, in each case, in form and substance reasonably acceptable to Seller; provided, however, that (A) all such affidavits shall be limited to the actual knowledge, without any duty of inquiry, of the affiant signing such affidavit and (B) in no event shall Seller be required to execute and deliver any affidavit to the extent such affidavit would subject Seller to any Liability to the title company or to Buyer that would exceed the Liability that Seller would have to Buyer under and in accordance with the terms of this Agreement; and
(vi)    deliver to Buyer an executed counterpart of the applicable Reorganization Documents.

(b)    Buyer will:
(i)    deliver to Seller a counterpart duly executed by Buyer of the Subject Interests Assignment Agreement;
(ii)    deliver to Seller a counterpart duly executed by Buyer of the Transition Services Agreement;
(iii)    make by wire transfer the cash payment specified in Section 2.2(c); and
(iv)    deliver to Seller a certificate as described in Section 7.1(f).
ARTICLE IX
TERMINATION AND REMEDIES
9.1    Termination at or Prior to the Closing. This Agreement may be terminated prior to the Closing, and the transactions contemplated hereby may be abandoned as follows:
(a)    Seller and Buyer may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
(b)    Seller or Buyer may terminate this Agreement by written notice to the other Party if the Closing has not occurred on or before the Termination Date; provided, however, Buyer shall only have such right to terminate if no action, suit or other judicial or administrative proceeding before or by any Governmental Authority has been instituted challenging the transactions contemplated by this Agreement as violating any Competition Law;
(c)    Seller may terminate this Agreement by written notice to Buyer given at any time prior to the Closing if Buyer has breached any representation, warranty or covenant of Buyer herein contained in such a manner such that the conditions to the Closing contained in Section 7.1(a), Section 7.1(b), or Section 7.1(f) would not be satisfied; provided, however, that, if such breach may be cured by Buyer through the use of its commercially reasonable efforts and for so long as Buyer continues to use such efforts, Seller may not terminate this Agreement under this Section 9.1(c) until on or after the Termination Date;
(d)    Buyer may terminate this Agreement by written notice to Seller given at any time prior to the Closing if Seller has breached any representation, warranty or covenant of Seller herein contained in such a manner such that the conditions to the Closing contained in Section 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(h) would not be satisfied; provided, however, that, if such breach may be cured by Seller through the use of its commercially reasonable efforts and for so long as Seller continues to use such efforts, Buyer may not terminate this Agreement under this Section 9.1(d) until on or after the Termination Date; or
(e)    Seller may terminate this Agreement by written notice to Buyer if, by the date that is 365 days after the Execution Date, (i) any waiting periods under the HSR Act, or any timing agreement or other written commitment with any Governmental Authority with respect to Competition Laws in either case not to close before a certain date, shall not have expired or been terminated, (ii) any action, suit or other judicial or administrative proceeding before or by any Governmental Authority shall be pending challenging the transactions contemplated by this Agreement as violating any Competition Law or (iii) if any review process shall have been initiated by or with respect to CFIUS in connection with the transactions contemplated by this

Agreement, the transactions contemplated by this Agreement shall not have been authorized by CFIUS.
9.2    Material Breaches. Notwithstanding anything in Section 9.1 to the contrary, no Party may terminate this Agreement pursuant to Section 9.1(b), Section 9.1(c), Section 9.1(d) or Section 9.1(e), as applicable, if (a) the conditions to such Party’s obligations to close set forth in Article VII (other than such conditions that by their terms are to be satisfied at the Closing) are satisfied and such Party is not ready, willing and able to close or (b) such Party is in material breach of any representation, warranty or covenant of such Party contained in this Agreement that causes the closing conditions set forth in Article VII to not be satisfied, except, in the case of a breach by Seller, with the written consent of Buyer, or, in the case of a breach by Buyer, with the written consent of Seller.
9.3    Effect of Termination. If the Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 9.1, then this Agreement shall forthwith become void and there shall be no further obligation on the part of any Party or its respective Affiliates or representatives, except that the provisions of Article I, Section 2.2(b), Section 6.3, Section 6.4, this Section 9.3, Section 9.4, Section 9.5, Section 10.6 through Section 10.9 and Article XI, and the Confidentiality Agreement (which shall continue pursuant to its terms) shall survive any termination of this Agreement.
9.4    Remedies.
(a)    If this Agreement is terminated by Seller as a result of Buyer’s Willful Breach of the terms of this Agreement, Seller may retain the Deposit in full, as liquidated damages in full satisfaction of any and all liabilities of Buyer under this Agreement. If this Agreement is terminated by Seller pursuant to Section 9.1(e), Seller may retain $10,000,000 of the Deposit, as liquidated damages in full satisfaction of any and all liabilities of Buyer under this Agreement, and shall return the remainder of the Deposit to Buyer. It is expressly stipulated by the Parties that if Seller elects to retain the Deposit, or the applicable portion thereof, as set forth immediately above, the actual amount of damages resulting from such a termination would be difficult, if not impossible, to determine accurately because of the unique nature of this Agreement, the unique nature of the assets comprising the Terminals, the uncertainties of applicable commodity markets, and differences of opinion with respect to such matters, and that the liquidated damages associated with receipt by Seller of the Deposit are a reasonable estimate by the Parties of the amount of such damages under the circumstances and does not constitute a penalty.
(b)    If this Agreement is terminated for any reason other than as set forth in Section 9.4(a), Seller shall return the Deposit to Buyer in full, as liquidated damages and Buyer’s sole and exclusive remedy.
(c)    If either Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the other Party may elect, in such Party’s sole discretion, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief permitted under this Agreement, to institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. Each Party acknowledges and agrees that the rights of the other Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, if such Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the other Party may be without an adequate remedy at law.

9.5    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, data and reports, maps and other information furnished by Seller or its Affiliates or any of their representatives to Buyer and all reports prepared by Third Persons for or on behalf of Buyer in connection with Buyer’s due diligence investigation of the Subject Interests, the Business or the assets comprising the Terminals, and all copies of any of the foregoing, in each case in accordance with Buyer’s or its Affiliates’ (as applicable) obligations pursuant to the Confidentiality Agreement, and an officer of Buyer shall certify the same to Seller in writing.
ARTICLE X
INDEMNIFICATION
10.1    Survival.
(a)    All of the representations and warranties set forth in Article III and Article IV shall survive for 12 months after the Closing Date (other than the Seller Fundamental Representations, which representations and warranties shall survive for a period of three years after the Closing Date, and the representations and warranties in Section 4.5, which representations and warranties shall survive for the applicable statute of limitations, plus 30 days).
(b)    All of the representations and warranties set forth in Article V shall survive for three years after the Closing Date.
(c)    The covenants and agreements made by the Parties in this Agreement (i) that are required to be performed on or before the Closing Date shall terminate on the Closing Date and (ii) that are required to be performed after the Closing shall survive until fully performed, except as otherwise specifically provided in this Agreement.
10.2    Indemnification.
(a)    Subject to the other provisions of this Article X, from and after the Closing, Seller hereby indemnifies, defends and holds harmless the Buyer Indemnitees from and against any and all Losses suffered, incurred or sustained by any of them to the extent resulting from, arising out of or relating to:
(i)    any breach of any representations and warranties set forth in Article III or Article IV other than any Seller Fundamental Representations and other than any Tax representation under Section 4.5;
(ii)    any breach of any Seller Fundamental Representation and any Tax representation under Section 4.5;
(iii)    any Indemnified Taxes; or
(iv)    any nonfulfillment of or failure to perform any covenant on the part of Seller contained in this Agreement;
provided, however, that the following limitations shall apply:
(A)    No Buyer Indemnitee shall be entitled to recover Losses pursuant to clause (i) immediately above, unless:

(i)    with respect to each individual Claim, the Buyer Indemnitees, collectively, have suffered or incurred Losses with respect to the individual Claim for which recovery is sought in excess of $150,000, subject to the limitations imposed by the other provisions of this Article X; and
(ii)    the Buyer Indemnitees, collectively, have suffered or incurred aggregate Losses otherwise recoverable under this Article X in an amount in excess of the Indemnity Deductible, and then recovery shall be permitted only to the extent of such Losses in excess of the Indemnity Deductible, subject to the limitations imposed by the other provisions of this Article X.
(B)    Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 10.2(a) shall apply in such a manner so as not to give duplicative effect to any item of adjustment provided for elsewhere in this Agreement, including Section 2.3. If there has been an adjustment to the Adjusted Purchase Price for any Loss pursuant to Section 2.3, there shall not be any charge against the Indemnity Deductible and no Indemnitee may make a Claim under this Section 10.2(a) with respect to any Loss that gave rise to such adjustment. To the extent the same facts give rise to Buyer Claims pursuant to more than one of the clauses set forth in Section 10.2(a)(i) through (iv), Buyer shall be entitled to maintain independent Claims pursuant to each such applicable clause in Buyer’s sole discretion; provided, however, that Buyer shall not be entitled to any duplicative recovery for any such Claims.
(b)    Subject to the other provisions of this Article X, from and after the Closing, Buyer hereby indemnifies, defends and holds harmless the Seller Indemnitees from and against any and all Losses suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representation and warranty made by Buyer in this Agreement or (ii) any nonfulfillment of or failure to perform any covenant on the part of Buyer contained in this Agreement.
(c)    The amount of Losses for which any Buyer Indemnitee is entitled to indemnity under this Article X shall be reduced by the amount of insurance or other Third Person proceeds or reimbursements actually received by such Buyer Indemnitee with respect to such Losses. Buyer shall use commercially reasonable efforts to pursue and prosecute any and all claims against Third Persons for which any Buyer Indemnitee is entitled to indemnity under this Article X. Without otherwise limiting this Section 10.2(c), if any Buyer Indemnitee directly or indirectly receives funds or proceeds from any insurance carrier or any other Third Person with respect to any such Losses, Buyer shall, regardless of when received by such Buyer Indemnitee, promptly pay to Seller such funds or proceeds to the extent of any funds previously paid by Seller or any of its Affiliates with respect to such Losses.
(d)    Notwithstanding any other provision of this Agreement, the Buyer Indemnitees shall not, in the aggregate, be entitled to recover Losses from or have any other recourse against Seller relating to any claim arising from this Agreement in excess of, in the case of (i) any breach of the representations and warranties set forth in Article III and Article IV that is not a Seller Fundamental Representation or any Tax representation under Section 4.5, an amount equal to the Indemnity Cap, and (ii) for a breach of a Seller Fundamental Representation and any Tax representation under Section 4.5, or with respect to indemnification for Section 10.2(a)(iii) or Section 10.2(a)(iv), an amount equal to the Purchase Price.

(e)    No Claim, and no Claim Notice for indemnification with respect to any Claim, may be provided and no liability will attach for breach of a representation, warranty or covenant in this Agreement beyond the applicable survival period specified in Section 10.1; provided, however, that any Claim properly identified in a Claim Notice delivered within such applicable survival period shall survive until such claim is finally resolved.
(f)    Each Party shall cooperate with each of the other Parties with respect to resolving any Claim, Liability or Loss for which indemnification may be required hereunder, including by taking, or causing its Affiliates to take, commercially reasonable steps to mitigate any such Claim, Liability or Loss (including incurring costs to the extent commercially reasonably necessary to remedy the breach that gives rise to the Loss).
(g)    The Parties shall treat, for U.S. federal and applicable state and local income Tax purposes, any amounts paid or received under this Article X as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
(h)    Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the MTH and MNGL Interests, the Subject Interests, General Partner and its assets, the Partnership and its assets, the Terminals and the Business.
10.3    Computation of Indemnity Payment. The amount payable under this Article X in respect of any Loss shall be calculated net of (i) any related reserves set forth in the Financial Statements and (ii) without duplication of Section 10.2(c), any insurance proceeds or other amounts under indemnification agreements with Third Persons received, directly or indirectly, by the Indemnified Party on account thereof (it being understood that with respect to this clause (ii), the amount of such insurance proceeds shall be reduced by any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party in connection with the recovery or collection of such amount referred to in clause (ii)).
10.4    Notice of Asserted Liability; Opportunity to Defend.
(a)    All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 10.4.
(b)    If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 10.1) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any Liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent (and only to the extent) the Indemnifying Party has been materially prejudiced by such failure or if the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 10.1.
(c)    The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the Liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third-Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third-Person Claim.

(d)    If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Person Claim, then the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing, and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, then it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third-Person Claim, then the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto.
(e)    If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense of the Indemnifying Party, in contesting any Third-Person Claim, in making any counterclaim against the Third Person asserting the Third-Person Claim or in making any cross-complaint against any Person. Notwithstanding anything to the contrary contained in this Agreement, if Buyer is the Indemnifying Party, no Third-Person Claim may be settled or otherwise compromised by Buyer without the prior written consent of Seller, unless settlement is solely for money damages and results in a final determination.
(f)    The costs and expenses of a Buyer Indemnitee or Seller Indemnitee, including the reasonable fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or Final Resolution of any Third-Person Claim as to which such Buyer Indemnitee or Seller Indemnitee, as the case may be, has the right to control shall be treated as “Losses” for all purposes hereunder.
(g)    If any Buyer Indemnitee or Seller Indemnitee, as applicable, receives any payment in respect of any Losses pursuant to Section 10.2(a) or Section 10.2(b), as applicable, and such Buyer Indemnitee or such Seller Indemnitee, as applicable, could have recovered all or a part of such Losses from a Third Person (a “Potential Contributor”), such Buyer Indemnitee or such Seller Indemnitee, as applicable, shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party, as applicable to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and such Buyer Indemnitee or such Seller Indemnitee, as applicable, will, at the Indemnifying Party’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Indemnifying Party or the relevant Buyer Indemnitee or Seller Indemnitee, as applicable, as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Buyer Indemnitee or the Seller Indemnitee, as applicable, in the amount of any deductible or similar amount required to be paid by such Buyer Indemnitee or such Seller Indemnitee, as applicable prior to the Indemnifying Party being required to make any payment to such Buyer Indemnitee or such Seller Indemnitee, as applicable, plus, in the case of any claim by a Buyer Indemnitee or a Seller Indemnitee, as applicable, as provided in the immediately preceding sentence, the reasonable out-of-pocket costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the appropriate Indemnifying Party in an amount equal to the reasonable out-of-pocket costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (iii) third, the balance, if any, to the Buyer Indemnitee or the Seller Indemnitee, as applicable.

10.5    Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND SELLER, ON ONE HAND, AND THE SELLER INDEMNITEES AND BUYER, ON THE OTHER HAND, AFTER THE CLOSING, THE FOLLOWING SHALL APPLY: (a) EXCEPT IN THE CASE OF FRAUD, THE PROVISIONS SET FORTH IN SECTION 9.4(C) AND THIS ARTICLE X SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY, AND (b) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS IS EXPRESSLY PROVIDED IN SECTION 9.4(C) AND THIS ARTICLE X. THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV OR ARTICLE V, AS APPLICABLE, EXCEPT IN THE CASE OF FRAUD, THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS AND NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN SHALL BE THOSE REMEDIES AVAILABLE AT LAW SUBJECT TO SECTION 9.4(C) AND THIS ARTICLE X OR AS OTHERWISE EXPRESSLY PROVIDED FOR IN SECTION 9.4(C) AND THIS ARTICLE X; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV OR ARTICLE V, AS APPLICABLE, EXCEPT IN THE CASE OF FRAUD, THE PARTIES WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE CLOSING, EXCEPT IN THE CASE OF FRAUD, THE SOLE AND EXCLUSIVE REMEDY OF THE BUYER INDEMNITEES FOR ANY AND ALL (i) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (ii) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (iii) OTHER CLAIMS RELATING TO THE SUBJECT INTERESTS AND THE PURCHASE AND SALE THEREOF, SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.
10.6    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE BEFORE OR AFTER THE CLOSING TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, INDIRECT, CONSEQUENTIAL, LOST PROFITS, MULTIPLE OF

EARNINGS, DIMINUTION IN ENTERPRISE VALUE OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY FOR ANY SUCH DAMAGES; PROVIDED, HOWEVER, THIS SECTION 10.6 SHALL NOT LIMIT THE RIGHT OF THE BUYER INDEMNITEES OR THE SELLER INDEMNITEES TO RECOVER ANY LOSS TO THE EXTENT ACTUALLY SUFFERED, INCURRED OR PAID BY THE BUYER INDEMNITEES OR THE SELLER INDEMNITEES TO ANY WHOLLY UNRELATED THIRD PERSON OR WITH RESPECT TO ANY WHOLLY UNRELATED THIRD-PERSON OBLIGATION TO THE EXTENT SUCH LOSSES OTHERWISE WOULD BE RECOVERABLE UNDER THIS ARTICLE X WITHOUT REGARD TO THIS SECTION 10.6.
10.7    Express Negligence Rule. THE INDEMNIFICATION AND WAIVER PROVISIONS IN THIS ARTICLE X SHALL BE ENFORCEABLE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION. THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE X COMPLY WITH THE REQUIREMENTS KNOWN AS THE EXPRESS NEGLIGENCE RULE. THE PARTIES UNDERSTAND THAT PURSUANT TO THIS AGREEMENT A PARTY IS SOMETIMES AN INDEMNIFYING PARTY AND SOMETIMES AN INDEMNIFIED PARTY. EACH INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY (a) THAT IT, THE INDEMNIFYING PARTY, HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (b) THAT IT, THE INDEMNIFYING PARTY, FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
10.8    Bold or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
10.9    Disclaimer.
(a)    WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND ARTICLE IV, BUYER ACKNOWLEDGES THAT: (i) THE ASSETS OWNED OR USED BY THE PARTNERSHIP, SELLER, GENERAL PARTNER AND THEIR AFFILIATES RELATING TO THE BUSINESS HAVE BEEN USED AS PETROLEUM PRODUCTS TERMINALS AND FOR OTHER HYDROCARBON MIDSTREAM OPERATIONS AND PHYSICAL CHANGES IN SUCH ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (ii) SUCH ASSETS INCLUDE ABOVE-GROUND AND BURIED TANKS, PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE LANDS BURDENED THEREBY; AND (iii) SUCH ASSETS HAVE BEEN USED FOR THE TRANSPORTATION, STORAGE AND PROCESSING OF OIL AND GAS, REFINED PETROLEUM PRODUCTS AND OTHER HYDROCARBON PRODUCTS AND THAT THERE MAY BE PETROLEUM, WASTES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER OR ASSOCIATED WITH SUCH ASSETS; NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF TANKS, PIPE, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE EQUIPMENT LOCATED ON THE REAL PROPERTY OR ASSETS OF THE PARTNERSHIP, SELLER, GENERAL PARTNER

OR THEIR AFFILIATES OR COMPRISING THE TERMINALS OR USED IN THE BUSINESS MAY CONTAIN ASBESTOS, NORM AND OTHER WASTES OR HAZARDOUS MATERIALS; NORM-CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WITHOUT LIMITATION, WATER, SOILS OR SEDIMENT; AND SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM SUCH ASSETS. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE III AND ARTICLE IV, (A)  BUYER ACKNOWLEDGES AND AGREES THAT (I) NO MEMBER OF THE SELLER GROUP IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PARTNERSHIP, SELLER, GENERAL PARTNER OR THEIR AFFILIATES OR THE ASSETS OF THE PARTNERSHIP, SELLER, GENERAL PARTNER OR THEIR AFFILIATES, OR THE BUSINESS OR THE TERMINALS, OR THE LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) THEREOF, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SUCH ASSETS, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF SUCH ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS, DOCUMENTS, PROJECTIONS, FINANCIAL MODELS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE PARTNERSHIP, SELLER, GENERAL PARTNER OR THEIR AFFILIATES OR ASSETS OF THE PARTNERSHIP, SELLER, GENERAL PARTNER OR THEIR AFFILIATES, OR THE BUSINESS OR THE TERMINALS FURNISHED TO BUYER OR BUYER’S REPRESENTATIVES OR MADE AVAILABLE TO BUYER OR BUYER’S REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE TRANSACTION DOCUMENTS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER AND (II) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF SELLER, GENERAL PARTNER OR THE PARTNERSHIP (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (B) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER, GENERAL PARTNER, THE PARTNERSHIP AND THEIR AFFILIATES HAVE SPECIFICALLY DISCLAIMED AND DO SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (C) BUYER SPECIFICALLY DISCLAIMS AND RELEASES ANY OBLIGATION OR DUTY BY SELLER, GENERAL PARTNER, THE PARTNERSHIP OR THEIR AFFILIATES TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AND BUYER HAS NOT RELIED UPON THE ABSENCE OF ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED

PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT; AND (D) BUYER IS ACQUIRING THE SUBJECT INTERESTS SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR EXCLUSIVE REMEDIES AS SET FORTH IN THIS ARTICLE X.
(b)    EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO, OR MADE AVAILABLE TO, BUYER WITH RESPECT TO, (i) THE PARTNERSHIP, SELLER, GENERAL PARTNER OR THEIR AFFILIATES, INCLUDING ANY DESCRIPTION OF THE PARTNERSHIP OR ITS AFFILIATES, ITS OR THEIR ASSETS, THE BUSINESS OR THE TERMINALS OR ANY PRICING ASSUMPTIONS OR (ii) FUTURE REVENUES, RESULTS OF OPERATIONS OR OTHER RESULTS WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO, OR MADE AVAILABLE TO, BUYER BY OR ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES, AND BUYER ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B)  BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (C)  BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED.
(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED IN SECTION 4.10, SELLER, GENERAL PARTNER, THE PARTNERSHIP AND THEIR AFFILIATES HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL MATTERS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY JUDGMENT, DECREE, ORDER, INJUNCTION OR WRIT OF ANY GOVERNMENTAL AUTHORITY ISSUED THEREUNDER OR RELATED THERETO OR RELATED TO SELLER, GENERAL PARTNER, THE PARTNERSHIP OR THEIR AFFILIATES OR ANY OF THEIR ASSETS OR THE COMPLIANCE OF ANY OF THE FOREGOING THEREWITH, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF SUCH ASSETS, THE BUSINESS OR THE TERMINALS, AND NOTHING IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.10, BUYER SHALL BE DEEMED TO BE OBTAINING THE SUBJECT INTERESTS AND THE INDIRECT INTEREST IN THE ASSETS OF THE PARTNERSHIP, THE TERMINALS AND THE BUSINESS REPRESENTED THEREBY “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER WILL HAVE, AS OF CLOSING, MADE OR CAUSED

TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE FOREGOING AS BUYER DEEMS APPROPRIATE.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1    Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.
11.2    Assignment. No Party may assign this Agreement or any of its rights or delegate any of its obligations arising hereunder without prior written consent of the non-assigning Party and any assignment made without such consent shall be void; provided, however, that Buyer may assign its rights and delegate its obligations hereunder to one or more of its wholly-owned Affiliates. Notwithstanding any such assignment, Buyer shall remain liable to Seller for all obligations due to Seller under this Agreement unless and until expressly released by Seller.
11.3    Entire Agreement, Amendments and Waiver. This Agreement (together with any Appendices, Exhibits and Schedules hereto) and all certificates, documents, instruments and writings that are delivered pursuant hereto (including the Transaction Documents) contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof (other than the Confidentiality Agreement, which is ratified by the Parties and shall continue pursuant to its terms). This Agreement may be amended, superseded or canceled only by a written instrument duly executed by each Party, specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided in writing. If there is any conflict between this Agreement and the Confidentiality Agreement, or between this Agreement and any other Transaction Document, this Agreement will control and supersede.
11.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
11.5    Counterparts. This Agreement may be executed in several counterparts, each of which when delivered shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by email in portable document format (.pdf), and delivery of any executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other Parties.

11.6    Governing Law and Dispute Resolution.
(a)    Governing Law. This Agreement is governed by, shall be construed and enforced in accordance with, and shall interpreted under the Laws of the State of Delaware, excluding any conflict-of-Laws rule or principle that might refer the governance, construction, enforcement or interpretation of this Agreement to the Laws of another jurisdiction.
(b)    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined exclusively in such courts. The Parties irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)    Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY PROCEEDING UNDER, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.7    Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified or registered mail with postage prepaid (return receipt requested), sent by messenger or overnight delivery service to the addresses of the Parties as follows:
If to Buyer, to:    Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attn: Vice President, Corporate Development & Strategy
Email: cpine@buckeye.com

with copies (which shall
not constitute notice) to:    Buckeye Partners, L.P.
Five TEK Park
9999 Hamilton Boulevard
Breinigsville, PA 18013
Attn: General Counsel
Email: ehofmann@buckeye.com

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Benjamin R. Wills
Email: benjamin.wills@morganlewis.com

If to Seller, to:     Magellan OLP, L.P.
One Williams Center, Suite 2800
Tulsa, Oklahoma 74172
Attn: Michael Aaronson, SVP Business Development
Email: Michael.Aaronson@magellanlp.com

with a copies (which shall
not constitute notice) to:    Magellan OLP, L.P.
One Williams Center, Suite 2800
Tulsa, Oklahoma 74172
Attn: Doug May, SVP and General Counsel
Email: Doug.May@magellanlp.com

GableGotwals
110 N. Elgin, Suite 200
Tulsa, OK 74120
Attn: Stephen W. Lake
Email: slake@gablelaw.com

or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 11.7. Notice by mail shall be deemed to have been given on the date shown as received on the return notice. Notice by messenger, overnight delivery service or personal delivery shall be deemed given on the date of actual delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
11.8    Press Releases. Except as may otherwise be required by securities Laws or stock exchange rules, laws or regulations, and for public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, otherwise legally required to be made, there shall be no press release or other communication to the general public concerning the transactions contemplated by this Agreement by Buyer or Seller except with the prior written consent of the other Party. Notwithstanding the above, Seller may issue the press release with respect to the transactions contemplated hereunder in substantially the form set forth on Schedule 11.8 (the “Transaction Signing Press Release”) within 5 Business Days of the Execution Date and, after consultation with Buyer on the content thereof, another press release containing substantially similar information to that contained in the Transaction Signing Press Release within 5 Business Days of the Closing Date. Other than as provided in the prior sentence, Buyer and Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the general public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement. Notwithstanding the foregoing, from and after Closing, the foregoing restrictions shall not apply to the public disclosure of any information that has already been made publicly available other than as a result of the actions of either Party in breach of this Section 11.8 and other applicable confidentiality restrictions of any Person.

11.9    No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between or among the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a thirdparty beneficiary contract; provided, however, that the indemnification provisions of Article X shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein; provided further that only a Party hereto may bring any claim or action (in its sole discretion) on behalf of such Buyer Indemnitees or Seller Indemnitees, as applicable.
11.10    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
11.11    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
11.12    Non-Recourse. Notwithstanding anything to the contrary in this Agreement, in no event shall any Person other than the Parties have any liability for monetary damages to any Party or its Affiliates relating to or arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, except to the extent any other Person shall be a party to any other Transaction Document, in which case the liability of any such other Person shall be as set forth in such other Transaction Document to which it is a party. In no event shall any Party seek or obtain, nor shall they permit any of their respective current, former or future officers, directors, managers, owners, stockholders, members, agents or representatives to seek or obtain, nor shall any such Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person other than the Parties (and, as provided in the preceding sentence, the other parties to the other Transaction Documents) with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, including in connection with the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any breach or termination of this Agreement.
[SIGNATURE PAGES FOLLOW.]

THE PARTIES HAVE executed this Agreement as of the Execution Date.
BUYER:
Buckeye Partners, L.P., a Delaware limited partnership
By:    Buckeye GP LLC, its general partner

By:    /s/ Todd J. Russo
Name:    Todd J. Russo
Title:    EVP
Signature Page to Equity Purchase Agreement

SELLER:
Magellan OLP, L.P., a Delaware limited partnership
By:    Magellan Operating GP, LLC, its general partner
By:    /s/ Michael Aaronson
Name:    Michael Aaronson
Title:    SVP
Signature Page to Equity Purchase Agreement

Appendix A
Defined Terms
Capitalized terms used in this Agreement have the following meanings:
“AAA” means the American Arbitration Association.
“Adjusted Purchase Price” has the meaning set forth in Section 2.2(a).
“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing. For purposes of this Agreement, the New Partnership and the New General Partner will be deemed Affiliates of Seller from and after the consummation of the Reorganization Transactions until Closing, and will be deemed Affiliates of Buyer from and after Closing.
“Agreement” has the meaning set forth in the preamble.
“Audit Fees” has the meaning set forth in Section 2.3(f).
“Audit Firm” means Ernst & Young, or, if Ernst & Young does not accept the engagement as Audit Firm, a national accounting firm with no prior material relationship with Buyer, Seller or their respective Affiliates that is agreed upon by Buyer and Seller; provided, however, that if Buyer and Seller cannot agree on the Audit Firm within 15 days following the expiration of the Review Period, the Audit Firm will be appointed by the New York, New York office of the AAA.
“Balance Sheet” has the meaning set forth in Section 4.9(a).
“Business” means the ownership and operation of the Terminals and the activities of Seller or its Affiliates, including the Partnership, in support thereof or incidental thereto, after giving effect to the allocation of assets and liabilities pursuant to the Reorganization Transactions.
“Business Day” means any day, other than Saturday and Sunday, on which federally insured commercial banks in Houston, Texas, are generally open for business.
“Business Employees” has the meaning set forth in Section 6.10(a).
“Business Employee Plans” has the meaning set forth in Section 4.16(a).
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” means Buyer and its Affiliates, and all of their respective managers, members, partners, directors, officers, employees, owners, agents and representatives.
“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act.
“Casualty Loss” has the meaning set forth in Section 6.7.
“CERCLA” has the meaning set forth in the definition of “Environmental Law”.

“CFIUS” means The Committee on Foreign Investment in the United States and the statutes, rules and regulations thereof or relating thereto.
“Claim” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
“Claim Notice” means a written notice of a Claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, as amended, and section 4980B of the Code and any similar state Laws.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competition Laws” means the Clayton Antitrust Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, the HSR Act and similar Laws of other countries.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 21, 2021, by and between Magellan Midstream Partners, L.P. and Buyer.
“Contract” means any binding agreement, contract, lease, commitment, consensual obligation, note, bond, mortgage, indenture, arrangement, promise or undertaking, but excluding any tariffs and Permits.
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19, including any future resurgence or evolutions or mutations thereof or any related or associated epidemic, pandemic or disease outbreak.
“Current Assets” means the sum of all current assets of the Partnership (excluding any income Tax assets and deferred Tax assets), as of the Effective Time, to the extent relating to the Business, as determined in accordance with GAAP (as applied on a basis consistent with past practice), as adjusted to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and the terms and conditions set forth on Exhibit A. The computation of Current Assets as of the Sample Balance Sheet Date is illustrated in the Sample Balance Sheet.
“Current Liabilities” means the sum of all current liabilities of the Partnership (excluding any income Tax liabilities and deferred Tax liabilities), as of the Effective Time, to the extent relating to the Business, as determined in accordance with GAAP (as applied on a basis consistent with past practice), as adjusted to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and the terms and conditions set forth on Exhibit A. The computation of Current Liabilities as of the Sample Balance Sheet Date is illustrated in the Sample Balance Sheet.
“Deposit” has the meaning set forth in Section 2.2(b).
“Divestiture Action” has the meaning set forth in Section 6.9(b).
“Divestiture Asset” has the meaning set forth in Section 6.9(e).

“Effective Time” means 11:59 p.m. on the date immediately prior to the Closing Date.
“Employer” means Magellan Midstream Holdings GP, LLC, a Delaware limited liability company.
“Environmental Law” means any and all Laws or rules of common law in existence and as amended on the Execution Date pertaining to the protection of the environment, pollution, human health or occupational safety, remediation of contamination or natural resources, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), RCRA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and any state or local Laws implementing, analogous to or similar to the foregoing federal Laws.
“Equity Interest” means the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, including all warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any of the foregoing interests at the time of issuance or upon the passage of time or occurrence of some future event.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Seller as a single employer within the meaning of sections 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Execution Date” has the meaning set forth in the preamble.
“Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.
“Final Closing Statement” has the meaning set forth in Section 2.3(c).
“Final Resolution” means (a) the dismissal with prejudice, resolution by final non-appealable judgment of a court of competent and proper jurisdiction or by final settlement without any further Liability or obligation of any named party thereto or (b) resolution by joint written agreement between the Parties.
“Financial Statements” has the meaning set forth in Section 4.9(a).
“Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty expressly contained herein; provided that (a) the Party making such representation or warranty had actual knowledge that the applicable representation or warranty (as qualified by the Disclosure Schedules, if applicable) was false at the time it was made, (b) such representation or warranty was made with the intention that the other Party rely thereon to its detriment and (c) the other Party did so rely thereon to its detriment.

“GAAP” means generally accepted accounting principles used in the United States.
“General Partner” means, at all times prior to the Closing, MNGL, and at all times at or after the Closing, the New General Partner.
“General Partner Interest” has the meaning set forth in the recitals.
“Generation Fees” means fees or other charges imposed pursuant to Environmental Laws based on the quantity of emissions occurring as a result of routine operation of the Business, such as annual air pollution fees or waste generation fees. Generation Fees shall not include fines, penalties or other sanctions for violations or alleged violations of any Environmental Laws or Permits.
“Governmental Authorities” means (a) the United States or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States or of any state or political subdivision thereof.
“Hazardous Material” means:
(a)    any “hazardous substance,” as defined by CERCLA;
(b)    any “hazardous waste” or “solid waste,” in either case as defined by RCRA or any applicable state counterpart;
(c)    any solid, hazardous, dangerous or toxic chemical, material, waste or substance, NORM or any contaminant or pollutant, as those or similar terms are defined, and regulated by any applicable Environmental Law;
(d)    any asbestos containing materials in any form or condition;
(e)    any polychlorinated biphenyls in any form or condition; or
(f)    any hazardous air pollutant which is so designated by the Clean Air Act or the United States Environmental Protection Agency as of the Execution Date.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Hydrocarbon” means oil, gas, condensate or other liquid, gaseous hydrocarbons, or any combination thereof or products therefrom.
“Indebtedness” of any Person means, without duplication, (i) any liability of that Person, in each case below other than trade payables arising in the ordinary course of business consistent with past practices, (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person; or (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty.

“Indemnified Party” or “Indemnitee” means any Person claiming indemnification hereunder.
“Indemnified Taxes” means to the extent not already reflected as a Current Liability in the calculation of Net Working Capital as reflected on the Final Closing Statement: (A) any Taxes of MTH or MNGL or with respect to the Business for Tax periods ending on or before the Effective Time (including the portion of any Straddle Period ending at the Effective Time); (B) any Taxes of the New Partnership or New General Partner for Tax periods ending on or before the Effective Time (including the portion of any Straddle Period ending at the Effective Time); (C) any Taxes of Seller; (D) any Taxes of any member of any consolidated, combined or unitary or aggregate group of which the Partnership or the General Partner is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law); (E) any Taxes and fees, if any, for which Seller is responsible pursuant to Section 6.5(c); (F) any and all Taxes of any other Person imposed on the Partnership or the General Partner as a transferee or successor, by Contract or otherwise as a result of an arrangement or Contract entered into or existing on or prior to the Closing Date; (G) any breach of a representation or warranty set forth in Section 4.5 determined without regard and without giving effect to any Knowledge qualifier, materiality qualifier or disclosure contained in or otherwise applicable to such representation or warranty or a breach by Seller of any covenant set forth in Sections 6.1(a)(iii)(K) or 6.5; and (H) any and all Taxes resulting from the Reorganization Transactions.
“Indemnifying Party” means any Person against whom a Claim for indemnification is asserted hereunder.
“Indemnity Cap” means 7% of the unadjusted Purchase Price.
“Indemnity Deductible” means 1% of the unadjusted Purchase Price.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means with respect to Seller, the actual knowledge, without any duty of inquiry, of Michael Aaronson, Aaron Milford or Jeff Holman.
“Laws” means all laws, statutes, regulations and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
“Leased Real Property” has the meaning set forth in Section 4.13(b).
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guarantee or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured, or unmatured.
“Lien” means any lien, mortgage, pledge, security interest, encumbrance, option, rights of purchase, right of a vendor under any title retention or conditional sale agreement or lease, or other arrangement or encumbrance substantially equivalent thereto.
“Limited Partner Interest” has the meaning set forth in the recitals.
“Loss” or “Losses” means any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, court costs, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
“Major Loss” means any Casualty Loss arising between the date of this Agreement and the Closing that individually or in the aggregate has an estimated repair cost (including the cost of any remediation necessary to restore the affected assets to their condition prior to such casualty) as reasonably determined by Seller in excess of $30,000,000.00.
“Material Adverse Effect” means, with respect to Seller or its Affiliates, including the Partnership (to the extent relating to the Business or this Agreement), or the Business, taken as a whole, any result, change, effect, event, circumstance, development, condition or occurrence that, individually or in the aggregate with all other such results, changes, effects, events, circumstances, developments, conditions and occurrences, is materially adverse to the assets, properties, business, financial condition or results of operations of Seller or its Affiliates, including the Partnership (to the extent relating to the Business or this Agreement), or the Business, taken as a whole, or prevents or materially delays the ability of Seller to perform its obligations under or consummate the transactions contemplated by this Agreement; provided, however, that in no event will any result, change, effect, event, circumstance, development, condition or occurrence that arises out of or results from any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) the announcement of this Agreement and the transactions contemplated hereby or by any other Transaction Document (including any delay or any loss of, or adverse change in, the relationship of Seller, General Partner, the Partnership or their Affiliates with their respective customers, partners, employees, financing sources or suppliers caused by the announcement of the transactions contemplated by this Agreement or the other Transaction Documents), (b) changes or conditions affecting the oil and gas industry (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally and drilling, producing, gathering, processing, transportation, storing and marketing activity, costs or margins) generally, (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage or terrorism, the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters, (g) any failure to meet projections or forecasts, including with respect to revenue, earnings or volume or transportation forecasts, or projections with respect to the completion of construction or projects, or other forward-looking information or opinions or estimates, provided, however, that any underlying events or conditions causing such failure may or may not otherwise constitute a Material Adverse Effect, or (h) any act or omission to act by Seller, General Partner, the Partnership or any of their Affiliates expressly required by this Agreement (including the Reorganization Transactions) or any other Transaction Document or necessary to consummate the transactions contemplated hereby or thereby, or taken (or omitted to be taken) at the written request of the other Parties hereto or thereto, or (i) any public health emergency, epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, pronouncement or guideline issued by a Governmental Authority (including, for the avoidance of doubt, the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement.
“Material Contracts” has the meaning set forth in Section 4.6(a).
“Membership Interests” has the meaning set forth in the recitals.

“MNGL” has the meaning set forth in the recitals.
“MTH” has the meaning set forth in the recitals.
“MTH and MNGL Interests” means, collectively (a) a 99.999% limited partner interest in MTH, and (b) all of the issued and outstanding Equity Interests in MNGL, which in turn owns a 0.001% general partner interest in MTH.
“Net Working Capital” means, as of the Effective Time (or, in the case of the Sample Balance Sheet, as of the Sample Balance Sheet Date), an amount (which may be positive or negative) equal to Current Assets as of such date minus Current Liabilities as of such date.
“New General Partner” has the meaning set forth in the recitals.
“New Partnership” has the meaning set forth in the recitals.
“NORM” means naturally occurring radioactive material.
“Notice Period” has the meaning set forth in Section 10.4(c).
“Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; (e) all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any such entity and (f) any amendment or supplement to any of the foregoing.
“Owned Real Property” has the meaning set forth in Section 4.13(a).
“Pandemic Measures” means any actions or conduct that Seller or its Affiliates determine are necessary or prudent for Seller or its Affiliates to take in connection with (a) events surrounding any public health emergency, epidemic, pandemic, or disease outbreak (including COVID-19), (b) shutting down, slowing down or reinitiating operation of all or a portion of the Business in response to the events referenced in clause (a) of this definition, (c) mitigating adverse effects on the Business from the events referenced in clause (a) of this definition, and (d) protecting the health and safety of customers, employees, contractors, and other business relationships and to ensure compliance with (i) any Law, directive, pronouncement or guideline issued by a Governmental Authority (including, for the avoidance of doubt, the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any public health emergency, epidemic, pandemic or disease outbreak (including COVID-19), or (ii) any change in such Law, directive, pronouncement or guideline or interpretation thereof.
“Partnership” means, at all times prior to the Closing, MTH, and at all times at or after the Closing, the New Partnership.
“Partnership Interests” has the meaning set forth in the recitals.
“Party” and “Parties” has the meaning set forth in the preamble.

“PBGC” has the meaning set forth in Section 4.16(g).
“Permits” means all permits, licenses, sublicenses, certificates, approvals, consents, notices, waivers, variances, franchises, registrations, orders, filings, accreditations or other similar authorizations required by any Law or Governmental Authority or granted by any Governmental Authority to the extent relating to any of the assets of the Partnership or the Business or Terminals.
“Permitted Encumbrances” means the following:
(a)    Liens for Taxes and assessments that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)    mechanics’, materialmen’s, carriers’, warehousemen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP;
(c)    utility easements that, singly or in the aggregate, do not materially interfere with the ownership, use or operation of such assets as currently owned and used;
(d)    required Third-Party Consents or notifications;
(e)    any Post-Closing Notification;
(f)    Liens created by or arising out of (i) acts done or suffered to be done by Buyer or its Affiliates or their respective successors or assigns, or (ii) judgments against Buyer or its Affiliates or their respective successors or assigns;
(g)    any other Liens listed in Schedule 1.1B;
(h)    all zoning, entitlement and other land use restrictions under applicable Laws (including Environmental Laws);
(i)    defects or irregularities arising out of lack of authorization with respect to documents executed by (i) an officer or director presumed under applicable Laws to have such authority or (ii) other Persons presumed under applicable Laws to have such authority (unless such action results in another Person’s superior claim of title to the relevant asset);
(j)    defects or irregularities that have been cured or remedied;
(k)    defects or irregularities (i) in the acknowledgment, or (ii) in the chain of title consisting of the failure to recite marital status in a document, in each case, unless such failure results in another Person’s superior claim of title to the relevant asset;
(l)    all rights reserved to or vested in any Governmental Authority to control or regulate any of the assets of the Partnership (or Seller or its Affiliates to the extent relating to the Business) in any manner or to assess Tax with respect to the assets of the Partnership (or Seller or its Affiliates to the extent relating to the Business), the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority;
(m)    Liens created by this Agreement;
(n)    Liens granted in connection with any indebtedness that are fully and forever released and discharged at Closing;
(o)    for any real property lease or easements or similar instruments, the terms and conditions of such real property lease or easements or similar instruments;
(p)    Liens arising under equipment leases with Third Persons entered into in the ordinary course of business;
(q)    all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the commitments for title insurance for the Owned Real Property listed on Schedule 1.1C;
(r)    rights of any common owner of any interest in any easement or similar instrument currently held by the Partnership (or Seller or its Affiliates to the extent relating to the Business) and such common owner as tenants in common or through common ownership;
(s)    any Lien, obligation, burden or defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;
(t)    any Liens, defects, irregularities or other matters (i) set forth or described on the Exhibits or the Schedules, (ii) that Buyer has knowledge of prior to the Execution Date or (iii) that are expressly waived (or deemed to have been waived), cured, assumed, bonded, indemnified for or otherwise discharged at or prior to Closing;
(u)    failure of the records of any Governmental Authority to reflect the Partnership or any of its Affiliates as the owner of any easements or similar instruments, provided that the instruments evidencing the conveyance of such title to the Partnership or any of its Affiliates from its immediate predecessor in title are recorded in the real property, conveyance or other records of the applicable county;
(v)    defects arising from any change in Laws after the Execution Date; and
(w)    any Liens with respect to assets of the Partnership or its Affiliates which, individually or together with all other Liens, do not materially detract from the value of the Partnership or materially interfere with the present use of the assets owned by the Partnership or its Affiliates or the conduct of the Business;
provided, however, that no mortgages, monetary liens or deeds of trust encumbering all or any portion of the Terminals (including the Owned Real Property, the Partnership’s interest in Real Property Leases, and the Right of Way Interests) or the Partnership’s interest in all, or any portion of, the Terminals (including the Owned Real Property, the Partnership’s interest in Real Property Leases, and the Right of Way Interests), shall be deemed or considered a Permitted Encumbrance.
“Permitted Subject Interests Encumbrances” means the following:

(a)    Liens created by this Agreement; and
(b)    any restrictions on sales of securities under applicable securities Laws.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
“Plan” means each: (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity or other equity-based compensation plan or arrangement; (c) cafeteria, medical or disability plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, change in control or retention plan or arrangement, executive compensation or supplemental income arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement or employment agreement and (d) other employee benefit plan, agreement, arrangement, program, practice or understanding.
“PostClosing Notification” means any notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transactions contemplated hereby.
“Potential Contributor” has the meaning set forth in Section 10.4(g).
“Proceeding” means any action, suit, Claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority, or any arbitration proceeding.
“Proposed Closing Statement” has the meaning set forth in Section 2.3(b).
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchase Price Allocation” has the meaning set forth in Section 6.5(b).
“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.
“Real Property Lease” has the meaning set forth in Section 4.13(b).
“Records” means, to the extent related to the Business, all Contracts, land, title, engineering, environmental, regulatory, safety, governmental (including any such files, records, documentation and data in possession of Seller or its Affiliates relating to compliance or non-compliance with applicable Laws or maintenance of the Terminals), operating, accounting, business, marketing and other data files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies, in each case, after giving effect to the Reorganization Transactions, that directly relate to the ownership, operation or maintenance of the Partnership or the assets of the Partnership. Notwithstanding the foregoing, “Records” shall not include the following (which shall be retained by Seller): (a) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine); (b) Seller’s or any of its Affiliates’ general corporate books, records and files, even if containing references to the Partnership or any of its assets; (c) Seller’s or any of its Affiliates’ general Tax records; and (d) records relating solely to the sale of the Partnership or the Business, or the sale of assets of MTH, the Partnership or the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into or upon any air, soil, sediment, subsurface strata, surface water, or groundwater.
“Reorganization Documents” means the Certificate of Division and Plan of Division of MTH in substantially the form attached hereto as Exhibit F-1 and Exhibit F-2, respectively, and the Certificate of Division and Plan of Division of MNGL in substantially the form attached hereto as Exhibit F-3 and Exhibit F-4, respectively.
“Reorganization Transactions” has the meaning given to it in Section 6.8.
“Restraint” has the meaning set forth in Section 7.1(d)(i).
“Review Period” has the meaning set forth in Section 2.3(c).
“Richmond Terminal” has the meaning set forth in Section 6.14.
“Right of Way Interest” means, collectively, the easements, permits, licenses, agreements and rights of way conferring the right to use, possess or occupy real property, including without limitation rights of access, ingress, egress and regress, in each case in connection with the operation of any pipelines or any Terminal owned or operated by the Partnership in connection with the Business.
“Sample Balance Sheet” means the sample calculation of Current Assets and Current Liabilities and sample calculation of Net Working Capital as of the Sample Balance Sheet Date as set forth on Schedule A attached hereto.
“Sample Balance Sheet Date” means December 31, 2020.
“Schedules” means the schedules referenced in this Agreement and attached hereto, and includes the Disclosure Schedule.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preamble.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the Execution Date that is delivered by Seller to Buyer on the Execution Date or pursuant to Section 6.6. Any matter disclosed in the Disclosure Schedule shall be deemed to be disclosed with respect to any section of this Agreement to which the matter relates, to the extent the relevance of such matter to such a section of this Agreement is reasonably apparent on its face. Seller may, at its option, include in the Seller Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.4, Section 3.5, Section 4.1 and Section 4.2(a).
“Seller Group” has the meaning set forth in Section 5.7.

“Seller Indemnitees” means Seller and its Affiliates, and all of their respective managers, members, partners, directors, officers, employees, owners, agents and representatives.
“Specific Subject Matter” has the meaning set forth in the last paragraph of Article IV.
“Straddle Period” has the meaning set forth in Section 6.5(d).
“Subject Interests” has the meaning set forth in the recitals.
“Subject Interests Assignment Agreement” means an assignment instrument, substantially in the form of Exhibit D, evidencing Seller’s assignment and transfer to Buyer of the Subject Interests.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, unclaimed property, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, user, lease, licensing, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.
“Tax Audit” means any audit, adjustment, claim, examination, assessment, contest or other proceeding with respect to Taxes of Seller (to the extent relating to the Business), General Partner or the Partnership.
“Tax Authority” means any federal, state, or local government or any agency or political subdivision thereof in the United States or corresponding governmental unit in any foreign country responsible for the imposition of Taxes.
“Tax Return” means any declaration, report, statement, form, claim for refund, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
“Terminals” has the meaning set forth in the recitals.
“Termination Date” means the date that is eighteen (18) months after the Execution Date.
“Third-Party Consent” means any consent, waiver, permission, authorization, or approval of, or exemption by, any Third Person.
“Third Person” means any Person other than a Party or its Affiliates.
“Third-Person Claim” has the meaning set forth in Section 10.4(c).
“Transaction Documents” means this Agreement, the Subject Interests Assignment Agreement, the Reorganization Documents, the Transition Services Agreement and any other Contract among the Parties that is entered into in connection herewith or after the Execution Date.
“Transaction Expenses” means any amounts payable by Seller, MTH or MNGL as a result of the negotiation and consummation of the transactions contemplated by this Agreement or the Transaction Documents, including (a) the fees and expenses of any brokers, finders, consultants, agents and other advisors, and (b) the amount of stay bonuses, transaction bonuses, change of control payments, severance payments, retention payments or other similar payments payable to employees, including all such amounts under any employee benefit plans, earned or accrued incentive compensation, commissions, and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (b) of this definition and any other compensatory amounts payable hereunder by Seller, MTH or MNGL as a result of the negotiation and consummation of the transactions contemplated by this Agreement or the Transaction Documents.
“Transaction Signing Press Release” has the meaning set forth in Section 11.8.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added, recording, registration, conveyance, stock transfer, gross receipts, duty, securities transactions, intangible property, personal property or other similar fees or Taxes or governmental charges and related amounts, including any penalties, interest, additions to Tax and any payment made in lieu of any such Taxes or governmental charges incurred in connection with this Agreement or the sale and purchase of the Subject Interests.
“Transition Services Agreement” means a transition services agreement, substantially in the form of Exhibit E, to be entered into by Buyer and Seller in connection with Closing.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“WARN Act” has the meaning set forth in Section 4.8(f).
“Waste Inventory” has the meaning set forth in Schedule 6.11.
“Willful Breach” means, with respect to any Party, such Party knowingly and intentionally breaches (by refusing to perform or taking any action prohibited) any covenant applicable to such Party.
“Working Capital Deficit” means the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than $0.
“Working Capital Surplus” means the amount, if any, by which Net Working Capital as reflected on the Final Closing Statement exceeds $0.